UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________________________________________

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TriNet Group, Inc.
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TRINET GROUP, INC.
One Park Place, Suite 600
Dublin, California 94568

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 22, 2018

Dear Stockholder:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of TRINET GROUP, INC., a Delaware corporation. The meeting will be held on Tuesday, May 22, 2018, at 9:00 a.m., local time, at the offices of TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568 for the following purposes:

1. To elect three directors to hold office until the 2021 Annual Meeting of Stockholders;

2. To approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement;

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this formal Notice of 2018 Annual Meeting of Stockholders. The record date for the 2018 Annual Meeting is March 26, 2018. Only stockholders of record at the close of business on that date may vote at our 2018 Annual Meeting or any adjournment thereof.

By Order of the Board of Directors
Brady Mickelsen
Secretary

Dublin, California
April 12, 2018

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TRINET GROUP, INC.
PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TRINET GROUP, INC.
One Park Place, Suite 600
Dublin, California 94568

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors of TriNet Group, Inc. (the “Board”) is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), including at any adjournments or postponements of the meeting. In this Proxy Statement for the 2018 Annual Meeting (the “Proxy Statement”), “we”, “us”, “our” , the "Company" and “TriNet” refer to TriNet Group, Inc.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Under the "notice and access" rules of the Securities and Exchange Commission (the “SEC”), we are able to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at our 2018 Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will be able to access our proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the internet or to request a printed copy.
We mailed the Notice on or about April 12, 2018 to all stockholders of record entitled to vote at our 2018 Annual Meeting. We may send you a proxy card, along with a second Notice, on or after April 24, 2018.
Where and at what time is the 2018 Annual Meeting?
Our 2018 Annual Meeting will be held on Thursday, May 22, 2018, at 9:00 a.m., local time, at the offices of TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568. Directions to our 2018 Annual Meeting may be found at www.proxyvote.com. Information on how to vote in person at our 2018 Annual Meeting is discussed below.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on our record date, March 26, 2018.

What matters am I voting on and how many votes are needed to approve each proposal?
You will be able to vote on the three matters listed below at our 2018 Annual Meeting. The table below summarizes the Board’s voting recommendation, the minimum vote needed to approve each proposal, and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Board's Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes	FOR each Nominee	None	None

2	Advisory approval of the compensation of our Named Executive Officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	FOR	Against	None

3	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	FOR	Against	None
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Who can vote at the 2018 Annual Meeting?
Only stockholders of record at the close of business on March 26, 2018, will be entitled to vote at our 2018 Annual Meeting. Beneficial owners can vote their shares in person so long as they obtain a valid proxy from their broker, bank or other agent. On the record date of March 26, 2018, there were 70,390,964 shares of common stock outstanding and entitled to vote.
Who is a stockholder of record and how do they vote?
If, on March 26, 2018, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. If you are a stockholder of record, you may vote in person at our 2018 Annual Meeting, or by proxy over the telephone, through the internet, or by using a proxy card that you may request or that we may elect to deliver to you at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend our 2018 Annual Meeting and vote in person even if you have already voted by proxy. If, on March 26, 2018, your shares were not held in your name, but rather in an account at a brokerage firm, bank, or other similar agent, then you are the beneficial owner of those shares and different procedures apply for you. Read the question titled "Who is a beneficial owner and how do they vote?" below.

Even if you plan to attend our 2018 Annual Meeting, please read this Proxy Statement carefully and vote using one of the following methods if you are a stockholder of record:

Vote in person at the 2018 Annual Meeting	Mark, sign and date your proxy card and send by free post	In the U.S. or Canada dial toll free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com	Scan your unique QR code on your proxy card 24/7 to vote with your mobile device

•	To vote in person, come to our 2018 Annual Meeting and we will give you a ballot upon request.

•
To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before our 2018 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 21, 2018, to be counted.

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To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 21, 2018, to be counted. Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

Who is a beneficial owner and how do they vote?
If, on March 26, 2018, your shares were not held in your name, but rather in an account at a brokerage firm, bank, or other similar agent, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that broker, bank or agent rather than TriNet. The broker, bank or other agent holding your account is considered the stockholder of record for purposes of voting at the 2018 Annual Meeting. Simply follow the voting instructions in the Notice your broker, bank or other agent sends to you to ensure that your vote is counted. If your shares were instead registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record with respect to those shares and different procedures apply for you. Read the question titled "Who is a stockholder of record and how do they vote?" above.
Even if you plan to attend our Annual Meeting, please read this Proxy Statement carefully and vote using one of the following methods if you are a beneficial owner:

Vote in person at our 2018 Annual Meeting by obtaining a valid proxy form from your broker, bank or other agent	Follow the voting instructions in the Notice you received from your broker, bank or other agent

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To vote in person at the 2018 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent and present it in person at the meeting and request, complete and submit a new ballot at the meeting.

•	To vote by any other means, you must follow the instructions in the Notice you receive from your broker, bank or other agent. These instructions can vary from agent to agent.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the 2018 Annual Meeting in person or represented by proxy. On the record date, March 26, 2018, there were 70,390,964 shares outstanding and entitled to vote. Thus, the holders of 35,195,483 shares must be present in person or represented by proxy at our 2018 Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy, if a valid proxy is submitted on your behalf by your broker, bank or other agent, or if you vote in person at our 2018 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the 2018 Annual Meeting to another date.
What happens if I do not vote?
If you are a stockholder of record and do not vote either by completing your proxy card, by telephone, through the internet or in person at our 2018 Annual Meeting, your shares will not be voted or be counted as present at the 2018 Annual Meeting for the purposes of establishing a quorum.
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank or agent will still be able to vote your shares on certain matters. For the 2018 Annual Meeting, your broker, bank or agent may not vote your shares on Proposal 1 (election of directors) or Proposal 2 (advisory approval of executive compensation) without your instructions, but may vote your shares on Proposal 3 (ratification of the appointment of Deloitte & Touche LLP).
What are “broker non-votes”?
When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of executive compensation, and “For” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for its fiscal year ending December 31, 2018. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his best judgment.
What if another matter is properly brought before the meeting?
We know of no other matters that will be presented for consideration at our 2018 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies for our 2018 Annual Meeting. In addition to these proxy materials, members of our Board and our employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;

•	you may grant a subsequent proxy by telephone or through the internet using the procedures outlined above;

•	you may send a timely written notice that you are revoking your proxy to our Secretary at One Park Place, Suite 600, Dublin, California 94568; or

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you may attend the 2018 Annual Meeting and vote in person (simply attending the meeting will not, by itself, revoke your proxy, you will need to request, complete and submit a new ballot at the 2018 Annual Meeting).

Your most current proxy card or telephone or internet proxy at the time of the 2018 Annual Meeting will be the one that is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
Yes. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or agent for changing or revoking your vote. You cannot change or revoke the vote made by your broker, bank or agent by attending our 2018 Annual Meeting in person, unless you have obtained a legal proxy from the broker, bank or agent that holds your shares giving you the right to vote the shares.
When are stockholder proposals due for the 2019 Annual Meeting of Stockholders?
To be considered for inclusion in our 2019 proxy materials, your proposal (including a director nomination) must be submitted in writing by December 13, 2018 to our Secretary at One Park Place, Suite 600, Dublin, California 94568, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2019 Annual Meeting of Stockholders is held before April 22, 2019, or after June 21, 2019, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our Proxy Statement for the 2019 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in our 2019 proxy materials, the proposal must be received by our Secretary not earlier than the close of business on January 2, 2019, and not later than the close of business on February 21, 2019; provided, however, that if our 2019 Annual Meeting of Stockholders is held before April 22, 2019, or after June 21, 2019, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How can I find out the results of the voting at the 2018 Annual Meeting?
Preliminary voting results will be announced at our 2018 Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the U.S. Securities and Exchange Commission within four business days after the 2018 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes, each with a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until his or her successor is duly elected and qualified.
As of the date of filing of this Proxy Statement, our Board has nine members. Katherine August-deWilde, H. Raymond Bingham and Kenneth Goldman are in the class of directors whose term of office expires at the 2018 Annual Meeting. Each of the directors listed below has been recommended for reelection by our Nominating and Corporate Governance Committee and has been nominated for reelection by our Board. If elected at the 2018 Annual Meeting, each of these nominees would serve until our 2021 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until such director’s death, resignation or removal.
Our nominees will be elected by a plurality of the votes of the holders of shares present in person, or represented by proxy, and entitled to vote on the election of directors at our 2018 Annual Meeting. This means that the three nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election for any reason, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
It is our policy to invite and encourage directors and nominees for director to attend each of our annual meetings of stockholders. In 2017, all of the directors then in office attended our 2017 Annual Meeting of Stockholders with the exception of Kenneth Goldman.
The following is a brief biography of each nominee for election at our 2018 Annual Meeting and each director whose term will continue after our 2018 Annual Meeting.

Nominees for Election for a Three-year Term Expiring at Our 2021 Annual Meeting

Director since 2013 Independent
Katherine August-deWilde
Compensation Committee (Member)
Katherine August-deWilde, age 70, has been a member of our Board since October 2013. Ms. August-deWilde is currently Vice Chair of First Republic Bank, a commercial bank specializing in private banking, business banking and wealth management and served as the President of First Republic Bank from 2007 to 2015. Ms. August-deWilde has served in various roles at First Republic Bank since 1985, including as Chief Financial Officer and Executive Vice President and Chief Operating Officer. Ms. August-deWilde also serves on the board of directors of First Republic Bank and Sunrun, Inc. She is a member of the Advisory Council of the Stanford University Graduate School of Business, the Advisory Council of the Stanford Center on Longevity, and the Catalyst Corporate Board Resource. Ms. August-deWilde holds a B.A. from Goucher College and an M.B.A. from Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Ms. August-deWilde is qualified to serve on the Board based on her experience as a corporate executive, her financial expertise, and her service on the boards of directors of other public companies.

Director since 2008 Independent
H. Raymond Bingham
Compensation Committee (Chair)
Nominating & Corporate Governance Committee (Member)
H. Raymond Bingham, age 72, has been a member of the Board since July 2008 and has served as our Chairman of our Board since January 2010. He is a partner of Canyon Bridge Capital Partners, a global private equity buyout firm. From 2015 to 2017, he was an Advisory Director of Riverwood Capital Management, a private equity firm that invests in high-growth technology companies. From 2010 to 2015, Mr. Bingham was an Advisory Director of General Atlantic and served as a Managing Director from 2006 to 2010. Previously, Mr. Bingham served as a director of DHI Group, Inc., Spansion, Inc., Oracle Corporation, Flextronics International, Fusion-io, Inc. and STMicroelectronics and as Executive Chairman of Cypress Semiconductor, Inc. Mr. Bingham holds a B.S. in Economics from Weber State University and an M.B.A. from Harvard Business School. Additionally, he was awarded an Honorary Doctorate of Humanities from Weber State University. The Nominating and Corporate Governance Committee believes that Mr. Bingham is qualified to serve on the Board based on his broad and extensive experience serving in management roles at technology companies, including as chief executive officer and chief financial officer, as well as his significant service on the board of directors of other publicly traded companies and his extensive knowledge and experience managing portfolio companies both within and outside our industry.

Director since 2009 Independent
Kenneth Goldman
Audit Committee (Chair)
Kenneth Goldman, age 68, has been a member of our Board since August 2009. Since September 2017, Mr. Goldman has served as president of Hillspire LLC, a provider of wealth management services. Prior to Hillspire LLC, Mr. Goldman most recently served as the Chief Financial Officer of Yahoo! Inc., an internet services company, from October 2012 to June 2017. From September 2007 to October 2012, Mr. Goldman served as Chief Financial Officer of Fortinet, Inc., a provider of unified threat management solutions. Mr. Goldman was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB’s) Standing Advisory Group (SAG), an organization that provides advice and insight on the need to formulate new accounting standards or change existing standards. Mr. Goldman serves on the board of directors of GoPro, Inc., NXP Semiconductors N.V. and RingCentral. Previously, Mr. Goldman served on the board of directors of Gigamon, Inc., Infinera Corporation and Yahoo! Japan. Mr. Goldman is also a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Goldman is qualified to serve on the Board based on his significant experience as a chief financial officer of public companies.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until Our 2019 Annual Meeting of Stockholders

Director since 1998 Independent
Martin Babinec
Martin Babinec, age 63, founded TriNet in 1988 and has served on our Board since that time, acting as Chairman until December 2009. From 1988 until May 2008, he also served as our Chief Executive Officer. Mr. Babinec also founded and serves as Chairman of Upstate Venture Connect and co-founded and serves as Chairman of the StartFast Venture Accelerator and IntroNet Corporation. Mr. Babinec holds a B.S. in Business Administration from Shippensburg University. The Nominating and Corporate Governance Committee believes that Mr. Babinec is qualified to serve on the Board based on his significant business experience, both inside and outside our industry, and because his role as our founder and former Chief Executive Officer brings unique insight to the Board.

Director since 2015 Independent
Paul Chamberlain
Audit Committee (Member)
Paul Chamberlain, age 54, has been a member of our Board since December 2015. Mr. Chamberlain currently operates his own strategic and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in 2015, Mr. Chamberlain worked at Morgan Stanley for 26 years, most recently as Managing Director and Co-Head of Global Technology Banking, as well as a member of its Investment Banking Division’s Operating Committee. Mr. Chamberlain serves on the board of directors of Veeva Systems Inc and ServiceNow Inc. Mr. Chamberlain also serves as Chairman of the Strategic Advisory Committee of JobTrain, the Menlo Park, California-based vocational and life skills training group focused on the neediest in the Silicon Valley community, and he served on its board for over ten years. He earned a B.A. in History, magna cum laude, from Princeton University in 1985 and received an M.B.A. from Harvard Business School in 1989. Mr. Chamberlain regularly lectures in Economics and Entrepreneurial Management classes at Stanford University and Princeton University. The Nominating and Corporate Governance Committee believes that Mr. Chamberlain is qualified to serve on the Board based on his strategic and financial expertise and his past experience as a Managing Director of Morgan Stanley.

Director since 2014 Independent
Wayne B. Lowell
Audit Committee (Member)
Wayne B. Lowell, age 62, has been a member of our Board since 2009. From early 2012 until late 2017, Mr. Lowell served as Chairman and Chief Executive Officer of Senior Whole Health Holdings, Inc., a health insurance company focused on providing health insurance coverage to senior citizens. From 1998 to 2012, he served as President of Jonchra Associates, LLC, which provides strategic, operating and financial advice to senior management of private-equity funded and publicly held entities. Earlier, he worked for PacifiCare Health Systems, where he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Previously, Mr. Lowell served on the board of directors of Addus Homecare Corporation. Mr. Lowell holds a B.S. in accounting from the University of Maryland and an M.B.A. from the University of California at Irvine. Mr. Lowell is a Certified Public Accountant. The Nominating and Corporate Governance Committee believes that Mr. Lowell is qualified to serve on the Board based on his years of experience in the health care industry and his past experience as a chief financial officer.

Directors Continuing in Office Until Our 2020 Annual Meeting of Stockholders

Director since 2017 Independent
Michael J. Angelakis
Compensation Committee (Member)
Nominating & Corporate Governance Committee (Member)
Michael J. Angelakis, age 53, has been a member of our Board since February 2017. Mr. Angelakis has served as the Chairman and Chief Executive Officer of Atairos Management, L.P. since August 2015. Mr. Angelakis also serves as a Senior Advisor to the Executive Management Committee of Comcast Corporation, a leading media and telecommunications company, where, prior to founding Atairos, he served as the company’s Vice Chairman and Chief Financial Officer from 2007 to 2015. Mr. Angelakis serves on the board of directors of Groupon, Inc. and Hewlett Packard Enterprises. He also served as the Chairman of the Board for the Federal Reserve Bank of Philadelphia and as a trustee of Babson College. Mr. Angelakis was elected as a director of TriNet pursuant to the terms of the Stockholder Agreement, dated as of December 21, 2017, between TriNet and AGI-T, L.P., an affiliate of Atairos Group, Inc. Mr. Angelakis holds a B.S. from Babson College and is a graduate of the O/P Management Program at Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Angelakis is qualified to serve on the Board based on his extensive investment, financial and managerial experience and leadership gained through his senior management roles in the media and telecommunications industries, including as the chief financial officer of a public company, as well as experience as a director of other public companies.

Director since 2008 President & CEO
Burton M. Goldfield
Burton M. Goldfield, age 62, joined TriNet as Chief Executive Officer and a member of our Board in May 2008. Prior to joining TriNet, Mr. Goldfield was Chief Executive Officer at Ketera Technologies, a Santa Clara-based SaaS provider to FORTUNE 2000 companies. Before that, Mr. Goldfield served as Senior Vice President, Worldwide Field Operations at Hyperion Solutions Corporation and Vice President of Worldwide Sales for IBM Corporation’s Rational Software division. Mr. Goldfield also serves on the board of directors of DHI Group, Inc. Mr. Goldfield holds a B.S. in biomedical engineering from Syracuse University and an M.B.A. from Villanova University. The Nominating and Corporate Governance Committee believes that Mr. Goldfield is qualified to serve on the Board based on his operational and strategic expertise from his previous executive positions with other large companies, as well as his experience as a director of another public company.

Director since 2005 Independent
David C. Hodgson
Nominating & Corporate Governance Committee (Chair)
David C. Hodgson, age 61, has been a member of our Board since 2005. Mr. Hodgson is a Managing Director of General Atlantic. He joined General Atlantic in 1982, helped found their partnership, and has over 30 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson is chairman of the board of trustees of Johns Hopkins Medicine, The Johns Hopkins Hospital System Corporation and the Johns Hopkins Hospital. He is chairman of the Manhattan Theatre Club and co-chair of the board of Echoing Green. He also serves as a member of the Dartmouth College Board of Trustees and as trustee of Johns Hopkins University. Previously, Mr. Hodgson served on the board of directors of DHI Group, Inc. Mr. Hodgson holds an A.B. in Mathematics and Social Sciences from Dartmouth College and a M.B.A. from the Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Hodgson is qualified to serve on the Board based on his experience as a member of the boards of directors of a number of public and private companies and his experience assisting companies in their development as a Managing Director of General Atlantic.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board has undertaken a review of its composition and the composition of its committees and of the independence of each our of directors and determined that, other than Mr. Goldfield, by virtue of his position as our Chief Executive Officer, each of our directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with TriNet and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
We separate our Chairman of the Board (the “Board Chair”) and Chief Executive Officer to reinforce the independence of our Board in its oversight of our business and affairs. We believe that an independent Board Chair enhances the effectiveness of our Board as a whole by being best positioned to objectively evaluate and oversee management’s performance, ensure management accountability, and align management with the best interests of the Company and its shareholders. Our Board Chair, Mr. Bingham, has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine the materials distributed to our Board. Mr. Bingham also serves as the Board’s lead independent director. As lead independent director, Mr. Bingham presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.
Role of the Board in Risk Oversight
One of our Board’s key functions is informed oversight of our risk management process. Our Board does not currently have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees. Under the oversight of our Board, our officers are responsible for day-to-day management of the material risks that TriNet faces. Our Board, in its oversight role, monitors and assesses our strategic risk exposure, reviews our business strategies, operating plans, cybersecurity measures, and the design of our risk management processes, and determines the nature and level of risk appropriate for TriNet. Our Audit Committee considers and discusses our major financial risk exposures and management actions to monitor and control these exposures, monitors our compliance with legal and regulatory financial requirements, and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, and oversees governance risks, such as director independence and conflicts of interest. Our Compensation Committee assesses and monitors risks, such as management incentives and potential for excessive risk taking, related to our compensation policies and programs. Our Board receives periodic updates from our management and their independent advisors throughout the year regarding the risks that TriNet faces. In addition, our committees meet periodically with our management and/or their independent advisors to review risks and risk management processes relevant to the committees’ respective areas of oversight. Both our Board as a whole and our committees receive periodic and incidental reports as matters may arise from our Chief Compliance Officer, who is our Chief Legal Officer, and our Internal Audit Department, regarding potential violations of our Code of Ethics, our ethics hotline activity and other complaints we may receive regarding potential ethics violations or our financial controls, accounting and other auditing matters. Our committee chairs are responsible for promptly reporting findings regarding material risk exposures to the Board.
Meetings of the Board of Directors
Our Board met four times during 2017. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year ending December 31, 2017, for which he or she was a director or committee member. In addition, our non-management directors met three times in 2017 in regularly scheduled executive sessions at which only non-management directors were present. Mr. Bingham, as our lead director, presided over these executive sessions.

Information Regarding Committees of the Board of Directors
Our Board has three committees: our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership for each of our Board committees as of December 31, 2017:
Audit Committee
The primary functions of our Audit Committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;

•
reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving all related person transactions;

•
reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting an annual assessment of the performance of our Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Our Board has determined that each member of our Audit Committee is independent under NYSE listing standards and Rule 10A-3(b)(1) promulgated under the Exchange Act, is an “audit committee financial expert” within the meaning of SEC regulations, and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of his or her employment in the corporate finance sector. Our Audit Committee held nine meetings in 2017.
Mr. Goldman serves on a total of four public company audit committees (including ours). The Board has determined his simultaneous service on those committees does not impair his ability to effectively serve on our Audit Committee.
Our Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. Our Audit Committee held nine meetings in 2017.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2017, with our management. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding our independent accountants’ communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the Company's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Kenneth Goldman
Paul Chamberlain
Wayne B. Lowell

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The primary functions of our Compensation Committee include:

•
determining and approving goals and objectives for our executive compensation program, evaluating executive performance against those goals and objectives, and approving the individual compensation levels and other terms of employment in light of such performance, including, without limitation, reviewing, approving and administering any employment agreements, severance agreements or plans, change in control agreements, plans or provisions and any other compensatory arrangements with our executive officers;

•	reviewing and approving the compensation of Board members, including consulting, retainer, Board meeting, committee meeting and committee chair fees and equity grants or awards;

•
overseeing administration of our equity incentive plans, establishing guidelines, interpreting plan documents, approving grants and awards, and exercising such other power and authority as may be permitted or required under such plans;

•	reviewing and recommending to our Board the adoption, amendment and termination of our equity incentive plans;

•
assessing the independence of each compensation consultant, legal counsel and other advisor to our Compensation Committee, in accordance with, and to the extent required by, applicable law and the listing requirements of any stock exchange on which any of our capital stock is listed;

•
reviewing and discussing with our management the disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of our annual reports on Form 10-K, registration statements and Proxy Statements, in accordance with, and to the extent required by, applicable law and the listing requirements of any stock exchange on which our capital stock is listed, and recommending to our Board that such Compensation Discussion and Analysis be approved for inclusion therein;

•
preparing and reviewing our Compensation Committee’s reports on executive compensation to be included in our annual Proxy Statements, in accordance with and to the extent required by applicable law and the listing requirements of any stock exchange on which our capital stock is listed;

•	investigating any matter brought to the attention of our Compensation Committee within the scope of its duties if, in the judgment of our Compensation Committee, such investigation is appropriate;

•	reviewing and assessing the adequacy of our Compensation Committee’s charter periodically and recommending any proposed changes to our Board for approval; and

•	conducting an evaluation of the performance of our Compensation Committee periodically.
Our Board has determined that each member of our Compensation Committee is independent under NYSE listing standards and Rule 10C-1 promulgated under the Exchange Act, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. Our Compensation Committee held four meetings in 2017.
Our Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets regularly during the year. The agenda for each meeting is usually developed by the Chair of our Compensation Committee, often in consultation with our Chief Executive Officer, Chief Legal Officer, Senior Vice President of Human Resources and our Compensation Committee's compensation consultant. Our Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors and consultants, attend Compensation Committee meetings to make presentations and provide financial and other background information and advice relevant to Compensation Committee deliberations. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives.
In certain situations, our Compensation Committee may delegate its authority to a subcommittee or our Chief Executive Officer in connection with the grant of certain equity awards. In 2017, our Compensation Committee formed the Equity Award Committee, comprised of two of its three members, Mr. Bingham and Ms. August-deWilde. The primary purpose of the Equity Award Committee is to administer the Company's 2009 Equity Incentive Plan ("2009 Plan") and to grant equity awards thereunder, primarily to our Section 16 officers, without limiting the authority of our Compensation Committee. In 2015, our Compensation Committee delegated to our Company's Chief Executive Officer the authority, subject to certain limitations such as a maximum value, to grant restricted stock units to certain employees of the Company pursuant to the terms of such policy and the 2009 Plan.
Under its charter, our Compensation Committee has full access to all of our books, records, facilities and personnel. In addition, under the charter, our Compensation Committee has authority to engage and retain legal counsel, compensation consultants and other experts and consultants, as it deems appropriate to carry out its responsibilities. Our Compensation Committee has direct responsibility for the oversight of the work performed by, and for approving the reasonable fees and retention terms of, these advisors.

Under its charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and as set forth in the NYSE listing standards, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2017, after taking these factors into consideration, our Compensation Committee engaged Compensia, Inc., its compensation consultant ("Compensia") to assist it in connection with its review, analysis and determinations with respect to the compensation of our senior personnel, including our Named Executive Officers. For a list of our Named Executive Officers, see the section titled “Compensation Discussion & Analysis - Named Executive Officers” below. For a summary of the nature and scope of the services provided to our Compensation Committee by Compensia, see the section titled "Compensation Discussion & Analysis -Oversight and Design of our Compensation Program - Role of Compensation Consultant" below.
In 2017, Compensia also reviewed the compensation peer group our Compensation Committee uses to aid in the development of reasonable and competitive compensation practices, recommended changes or updates to our peer group and performed a competitive market analysis of performance and compensation levels for that peer group. Management also evaluated the analysis and provided input for our Compensation Committee’s consideration. Following an active dialogue with Compensia and management, our Compensation Committee established our 2017 executive compensation program, which is discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement.
Historically, at one or more meetings in the first quarter of each year, our Compensation Committee conducts its annual review of Company performance against our compensation plan goals and objectives for the prior year, determines executive cash incentive and performance equity award payments under those plans, sets executive compensation levels, and establishes new performance objectives and goals for the current year. Our Compensation Committee also considers matters, at various meetings throughout the year, related to individual compensation (such as compensation for new executive hires), as well as high-level strategic compensation issues, such as the general efficacy of our compensation strategy, potential modifications to that strategy, retention and performance-specific compensation requirements and new trends, plans or approaches to compensation among our peer group or more generally. For executives other than our Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations of our Chief Executive Officer. For our Chief Executive Officer, our Compensation Committee conducts its own evaluation and makes compensation and incentive award adjustments accordingly. As part of its deliberations, our Compensation Committee may review and consider materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of our Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies, as appropriate.
The specific determinations of our Compensation Committee with respect to executive compensation for 2017 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The primary functions of the Nominating and Corporate Governance Committee include:

•	reviewing and evaluating director performance on the Board and its applicable committees periodically, and recommending to the Board and management areas for improvement;

•	identifying, evaluating and recommending candidates to serve on the committees of the Board and annually recommending the chairmanship and membership of each committee to the Board;

•	developing, reviewing and recommending to the Board any amendments to our corporate governance guidelines and corporate governance policies; and

•	reviewing and assessing the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NYSE listing standards. Our Nominating and Corporate Governance Committee has authority to engage legal counsel and other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Our Nominating and Corporate Governance Committee also considers such factors as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in his or her field, the ability to exercise sound business judgment, and the commitment to rigorously represent the long-term interests of our stockholders. Our Nominating and Corporate Governance Committee retains the right to modify these qualifications. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of our Board and TriNet, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to TriNet during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether such candidates are independent for NYSE purposes, which determinations are made based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, where necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Our Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. Our Nominating and Corporate Governance Committee held one meeting in 2017.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder, including the minimum criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: One Park Place, Suite 600, Dublin, California 94568. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. Any interested person may also communicate directly with the presiding lead director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Business Ethics Policy
Our Board has adopted a business ethics policy that applies to all of our corporate employees, executive officers and directors, including those executive officers responsible for financial reporting. Our business ethics policy is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. We intend to disclose any amendments to this policy, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or stock exchange requirements.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. Our Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines are available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

PROPOSAL 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are asking our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis ("CD&A") section below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of all our Named Executive Officers and the executive compensation philosophy, policies and practices described in the CD&A as well as the related compensation tables and the accompanying narrative disclosure.
Before you vote, we urge you to read the CD&A, as well as the related compensation tables and the accompanying narrative disclosure contained in this Proxy Statement for detailed information on our executive compensation program. Some highlights, which are discussed further in the CD&A, of our executive compensation programs are:

•
Our executive compensation program is designed to retain and attract highly qualified and effective executives, and to motivate them to contribute to TriNet’s future success for the long-term benefit of stockholders by emphasizing variable and performance-based, "at-risk" forms of compensation, for which payment depends on achievement of pre-established corporate goals and financial goals;

•
In 2017, performance-based, "at-risk" compensation made up 52% of the target total direct compensation for our Chief Executive Officer and an average of 46% of the target total direct compensation for certain of our other Named Executive Officers, while variable compensation made up 85% of the target total direct compensation for our Chief Executive Officer and an average of 74% of the target total direct compensation for certain of our other Named Executive Officers;

•
Annual cash incentive awards for 2017 were to be earned based on the achievement of target levels for Net Service Revenues, as defined and reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 ("Form 10-K"), and Adjusted EBITDA, as defined and reported in the Company's Form 10-K, as well as individual management business objectives ("MBOs");

•
Annual performance-based equity awards for 2017 were based on the extent to which the Company met or exceeded certain pre-established annual growth rates for Net Service Revenues and adjusted cash from operations (as defined in the 2017 Executive Compensation section of the Compensation Discussion and Analysis portion of this Proxy Statement) for the 2017 performance period, and, to the extent earned, vest in two equal installments subject to the recipient’s continued employment on December 31, 2018 and December 31, 2019; and

•
Our Compensation Committee independently reviews our executive compensation program and the compensation paid to our Named Executive Officers with the support of its independent compensation consultant.

Accordingly, our Board is asking stockholders to indicate their support for the compensation of our Named Executive Officers, as described in the CD&A in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to TriNet’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion in the TriNet Group, Inc. Proxy Statement for the 2018 Annual Meeting of Stockholders is hereby APPROVED.”
Because the vote is advisory, it is not binding on our Board, our Compensation Committee or TriNet. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and Compensation Committee will consider the results of this vote in making determinations in the future regarding our executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at our 2018 Annual Meeting. Unless our Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our Named Executives Officers, the next scheduled say-on-pay vote will be at the 2019 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by our stockholders at our 2018 Annual Meeting. Deloitte & Touche has audited our financial statements since 2017. Representatives of Deloitte & Touche are expected to be present at our 2018 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of TriNet and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at our 2018 Annual Meeting will be required to ratify the selection of Deloitte & Touche.
Principal Accountant Fees and Services
On May 6, 2016, our Audit Committee approved the engagement of Deloitte & Touche as the Company’s independent registered accounting firm for the year ended December 31, 2016, and, in connection with its selection of Deloitte & Touche, approved the dismissal of Ernst & Young LLP (“Ernst & Young”), TriNet’s former independent registered public accounting firm.
The reports of Ernst & Young on TriNet’s financial statements for the year ended December 31, 2015, and the period ended March 31, 2016, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2015, and the subsequent interim period through May 10, 2016, (i) there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K, with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report; and (ii) there were no reportable events, within the meaning of Item 304(a)(1)(iv) of Regulation S-K, except for material weaknesses described in Item 9A of TriNet’s Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee discussed these material weaknesses with Ernst & Young and authorized Ernst & Young to respond fully to any related inquires by Deloitte & Touche. During the year ended December 31, 2015, and the subsequent interim period through May 10, 2016, neither TriNet nor anyone on TriNet’s behalf consulted with Deloitte & Touche regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

The following table summarizes the aggregate fees billed and accrued for professional services provided by Deloitte & Touche during fiscal year 2017 and Deloitte & Touche and Ernst & Young during the fiscal year 2016. These fees were approved pursuant to the pre-approval policies and procedures described below.

	Fiscal Year Ended December 31,
($ in thousands)	2017	2016	(1)
Audit Fees(2)	$8,017	$8,012	(3)
Audit-related Fees(4)	226	—
Tax Fees(5)	54	7
Total Fees	$8,297	$8,019

(1)
In addition to amounts presented in this table, fees incurred for services provided by Ernst & Young in 2016 totaled approximately $13,000. These fees related to the review of 2015 data included in 2016 financial statements.

(2)
Audit Fees included fees for professional services rendered for the audits of the Company’s 2017 and 2016 annual consolidated financial statements on SEC Form 10-K and reviews of the financial statements included in the Company’s Quarterly Reports on SEC Form 10-Q.

(3)	Included in this amount is approximately $91,000 billed by Ernst & Young in 2016 related to the first quarter 2016 quarterly review.

(4)
Audit-related fees for the fiscal year ended December 31, 2017 consist of assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the financial statements and are not reported under audit fees. Amounts include fees for services provided in connection with consultations concerning financial accounting and reporting standards.

(5)	Tax fees include fees for tax compliance, tax advice and tax planning, and other tax services.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. This policy generally requires pre-approval in the specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
Our Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche's independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 26, 2018, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our Named Executive Officers, or NEOs, as defined in "Compensation Discussion and Analysis" of this Proxy Statement;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders (other than Directors and Named Executive Officers):
Atairos Group, Inc.(2)	19,512,011	27.7%
ArrowMark Colorado Holdings LLC(3)	5,336,991	7.6%
Wellington Management Group LLC(4)	4,995,965	7.1%
The Vanguard Group(5)	4,877,801	6.9%
Cantillon Capital Management LLC(6)	4,216,981	6.0%
Directors:
Michael J. Angelakis(7)	19,512,011	27.7%
Katherine August-deWilde(8)	199,341	*
Martin Babinec(9)	4,513,353	6.4%
H. Raymond Bingham(10)	167,648	*
Paul Chamberlain	24,007	*
Burton M. Goldfield(11)	1,765,217	2.5%
Kenneth Goldman(12)	178,267	*
David C. Hodgson(13)	277,120	*
Wayne B. Lowell(14)	137,588	*
Non-Director Named Executive Officers:
Richard Beckert	102,435	*
Brady Mickelsen(15)	73,207	*
Barrett Boston	5,251	*
Edward Griese(16)	30,842	*
William Porter(17)	593,560	*
All executive officers and directors as a group (14 persons)(18)	27,579,847	38.9%

*	Less than one percent.

(1)
This table is based upon information supplied by executive officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated in the footnotes to this table, applicable percentages are based on 70,390,964 shares outstanding on March 26, 2018, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 26, 2018, or issuable upon settlement of restricted stock units within 60 days of March 26, 2018, is deemed to be outstanding for computing the percentage ownership of the person holding these options or restricted stock units and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)
Based on information supplied in a Schedule 13D filed with the SEC on February 13, 2017 reporting beneficial ownership of (i) 17,691,312 shares directly held by AGI-T, L.P., (ii) 1,813,022 shares directly held by A A SMA, L.P., (iii) 89 shares issuable pursuant to restricted stock units granted to Michael J. Angelakis, which vested on February 5, 2017, and (iv) 7,588 shares issuable pursuant to restricted stock units granted to Michael J. Angelakis, which vested on February 17, 2018. A-T Holdings GP, LLC is the general partner of AGI-T, L.P. Atairos Group, Inc. is the sole member and manager of A-T Holdings GP, LLC and the sole limited partner of AGI-T, L.P. A-A SMA GP, LLC is the general partner of A-A SMA, L.P. Atairos Group, Inc. is the sole member and manager of A-A SMA GP, LLC and the sole limited partner of A-A SMA, L.P. Atairos Partners, L.P. is the sole voting shareholder of Atairos Group, Inc. Atairos Partners GP, Inc. is the general partner of Atairos Partners, L.P. Mr. Angelakis is the Chairman and Chief Executive Officer of Atairos Group, Inc. and directly or indirectly controls a majority of the voting power of Atairos Partners GP, Inc. Atairos Group, Inc. disclaims beneficial ownership of the securities described in clause (i) - (vi) above except to the extent of its pecuniary interest therein. The address of Atairos Group, Inc. is 40 Morris Avenue, c/o Atairos Management, L.P., Bryn Mawr, PA 19010.

(3)
Based on information supplied by ArrowMark Colorado Holdings LLC ("ArrowMark") in a Schedule 13G filed with the SEC on February 9, 2018. According to the Schedule 13G, ArrowMark has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of all 5,336,991 shares as of December 31, 2017. The address of Arrowpoint is 100 Fillmore Street, Suite 325, Denver, CO, 80206.

(4)
Based on information jointly supplied by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, "Wellington") in a Schedule 13G filed with the SEC on February 8, 2018. According to the Schedule 13G, Wellington Management Group, LLP, is an investment adviser and the securities are owned by its clients, and Wellington has shared power to vote or direct the vote of up to 3,228,537 shares and shared power to dispose or to direct the disposition of up to 4,995,965 shares as of December 31, 2017. The address of Wellington is 280 Congress Street, Boston, Massachusetts, 02210.

(5)
Based on information supplied by The Vanguard Group ("Vanguard") in a Schedule 13G filed with the SEC on February 9, 2018. According to the Schedule 13G, Vanguard has sole power to vote or direct the vote of 80,424 shares and sole power to dispose or to direct the disposition of 4,785,867 shares as of December 31, 2017 and Vanguard has shared power to vote or direct the vote of 14,605 shares and shared power to dispose or to direct the disposition of 91,934 shares as of December 31, 2017. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA, 19355.

(6)
Based on information jointly supplied by Cantillon Capital Management LLC, Cantillon Management L.P., Cantillon Inc. and William von Mueffling (collectively, "Cantillon") in a Schedule 13G filed with the SEC on February 14, 2018. According to the Schedule 13G, Cantillon has shared power to vote or direct the vote and shared power to dispose or to direct the disposition of all 4,046,981 shares, and Mr. von Mueffling has sole power to vote or direct the vote and to dispose or to direct the disposition of an additional 170,000 shares, as of December 31, 2017. The address for Cantillon is 40 West 57th Street, 27th Floor, New York, NY 10019.

(7)	Includes the shares described in footnote 2 above. Mr. Angelakis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)	Includes 199,341 shares held by DeWilde Family Trust dated June 21, 1990, for which Ms. August-deWilde shares voting and investment power.

(9)
Includes (i) 3,640,496 shares held by Martin and Krista Babinec, Trustees of The Babinec Family Trust, for which Mr. Babinec has sole voting and investment power, (ii) 739,869 shares held by the Babinec 2008 Children’s Trust, for which Mr. Babinec shares voting and investment power, (iii) 99,540 shares held by Babinec Foundation, Inc., for which Mr. Babinec has sole voting and investment power, and (iv) 33,448 shares held by William and Elizabeth Babinec Family Charity Trust, for which Mr. Babinec has sole voting and investment power.

(10)	Includes (i) 152,648 shares owned directly and (ii) 15,000 shares issuable pursuant to stock options exercisable within 60 days after March 26, 2018.

(11)
Includes (i) 207,429 shares owned directly, (ii) 297,619 shares issuable pursuant to stock options exercisable within 60 days after March 26, 2018, (iii) 14,363 restricted stock units which vest within 60 days after March 26, 2018, (vi) 1,198,394 shares held by Burton M. Goldfield and Maud Carol Goldfield, Trustees of the Burton M. and Maud Carol Goldfield Trust u/a/d 12/6/00, for which Mr. Goldfield shares voting and investment power, and (v) 47,412 shares held by Burton M. Goldfield and Carol Maud Goldfield, Trustees of the Alec Thunder Goldfield 2011 Irrevocable Trust, for which Mr. Goldfield shares voting and investment power.

(12)
Includes (i) 40,000 shares issuable pursuant to stock options exercisable within 60 days after March 26, 2018 (ii) 72,927 shares held by the Goldman-Valeriote Family Trust dated 11/15/95, for which Mr. Goldman shares voting and investment power (iii) 32,670 shares held by the 2017 Annuity Trust for Kenneth A. Goldman, and (iv) 32,670 shares held by the 2017 Annuity Trust for Susan Valeriote.

(13)	Includes (i) 216,655 shares owned directly, (ii) 60,000 shares issuable pursuant to stock options exercisable within 60 days after March 26, 2018 and (iii) 465 shares held by Mr. Hodgson's dependent.

(14)
Includes (i) 20,000 shares issuable pursuant to stock options exercisable within 60 days after March 26, 2018 and (ii) 117,588 shares held by the Wayne and Nan Lowell Revocable Trust dated February 2, 1991, for which Mr. Lowell shares voting and investment power.

(15)
Includes (i) 59,833 shares owned directly, (ii) 2,625 shares issuable pursuant to stock options exercisable within 60 days after March 26, 2018, and (iii) 10,749 restricted stock units which vest within 60 days after March 26, 2018.

(16)	Includes (i) 24,152 shares owned directly and (ii) 6,690 restricted stock units which vest within 60 days after March 26, 2018.

(17)
Includes (i) 409,543 shares owned directly, (ii) 1,691 shares issuable pursuant to stock options exercisable within 60 days after March 26, 2018, (iii) 2,326 restricted stock units which vest within 60 days after March 26, 2018, and (iv) 60,000 shares in each of his three irrevocable trusts, for a total of 180,000 shares, for which Mr. Porter has sole voting and investment power.

(18)
Consists of (i) 27,108,784 shares held by the directors and executive officers, (ii) 436,935 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days after March 26, 2018 and (iii) 34,128 restricted stock units held by such persons that will vest within 60 days after March 26, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS
Biographies for our executive officers, other than our Chief Executive Officer, Mr. Goldfield, as of March 31, 2018, appear below. Biographical information with regard to Mr. Goldfield is presented under “Proposal No. 1-Election of Directors” in this Proxy Statement.

Senior Vice President, Chief Financial Officer
Richard Beckert
Richard Beckert, age 56, has served as our Senior Vice President and Chief Financial Officer since May 2017 and as our Senior Vice President of Finance from April 2017 to May 2017. Prior to joining us, he served as the Executive Vice President and Chief Financial Officer at CA Technologies, from May 2011 to July 2016.  Earlier at CA, Mr. Beckert served as Senior Vice President and Corporate Controller from 2008 to 2011 and Senior Vice President of Strategic Pricing from 2006 to 2008. Before joining CA, Mr. Beckert spent more than two decades at IBM in various leadership positions, including Division Controller of the Data Management division and of the Lotus division, Director of Financial Operations for IBM Americas Software and as the Director of World Software Pricing. Mr. Beckert holds a B.S. in Finance Administration from Northeastern University.

Senior Vice President, Chief Revenue Officer
Barrett Boston
Barrett Boston, age 45, has served as our Senior Vice President and Chief Revenue Officer since October 2017. Prior to joining us, he served as President of the Americas at TravelClick, a global leader in cloud software solutions for the hospitality industry, from 2015 to 2017. Before joining TravelClick, Barrett held various leadership positions at IBM over a 12-year period, including Vice President of IBM’s Big Data and Analytics software unit from 2014 to 2015, Vice President of Global Competitive Strategy from 2012 to 2014, and Director of global database sales from 2010 to 2012. Barrett holds a B.A. in Economics from Duke University and a Master’s degree in Business Administration from Harvard Business School.

Senior Vice President, Insurance Services
Edward Griese
Edward Griese, age 55, has served as our Senior Vice President of Insurance Services since February 2016. Prior to joining us, he served as President and Chief Executive Officer of Health First Health Plans, Inc., a subsidiary of Health First, Inc., providing multiple commercial and Medicare health plans for Health First’s fully integrated health system in Central Florida, from 2014 to 2015. Prior to Health First, Mr. Griese was Managing Director and Partner of Alvarez & Marsal, a leading global professional services firm focused on performance improvement and business advisory services, from 2012 to 2014. From 2004 to 2012, Mr. Griese worked for Munich Re Group, one of the world’s largest reinsurers, in various roles, most recently as President of Munich Health North America. Mr. Griese also served on the board of directors of Munich Re America (part of Munich Re Group). Mr. Griese also held executive positions for Cigna International, a global health insurance services company and UnitedHealthcare International, a provider of health solutions for globally mobile employees, based in Munich. Mr. Griese holds a B.A. in Accounting from Gustavus Adolphus College.

Senior Vice President, Chief Legal Officer and Secretary
Brady Mickelsen
Brady Mickelsen, age 47, has served as our Senior Vice President, Chief Legal Officer and Secretary since June 2015. Prior to joining us, Mr. Mickelsen was a partner at White & Case LLP from 2010 to 2015. From 2005 to 2010, Mr. Mickelsen was Vice President and Associate General Counsel at Oracle Corporation, where he was responsible for the corporate, securities and acquisitions group within the legal department. Mr. Mickelsen holds a B.A. in Public Policy from Stanford University and a J.D. from the University of Chicago Law School.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers
This Compensation Discussion and Analysis (the "CD&A") describes our executive compensation philosophy, policies objectives and practices during 2017, the material elements of our executive compensation program, and the executive compensation decisions made by the Compensation Committee of our Board (the “Compensation Committee”) in 2017 and the key factors that contributed to those decisions. This discussion focuses primarily on the compensation of our named executive officers (our “NEOs”) in 2017, but also includes important compensation changes approved for our senior executives generally in 2017. For the year ended December 31, 2017, our NEOs were:

Name	Title
Burton M. Goldfield	President and Chief Executive Officer (“CEO”) (our principal executive officer)
Richard Beckert(1)	Senior Vice President and Chief Financial Officer (“CFO”) (our principal financial officer)
Brady Mickelsen	Senior Vice President, Chief Legal Officer and Secretary
Barrett Boston(2)	Senior Vice President and Chief Revenue Officer
Edward Griese	Senior Vice President, Insurance Services
William Porter(3)	Former Vice President and Chief Financial Officer

(1)	Mr. Beckert joined the Company in April 2017.

(2)	Mr. Boston joined the Company in October 2017.

(3)
Mr. Porter resigned as our Chief Financial Officer in May 2017, but remains employed under his transition agreement. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

These NEOs, together with the other members of our Senior Executive Management whose compensation is determined by our Compensation Committee, are referred to as (our “Senior Executive Management”).
Compensation Philosophy and Objectives
Our Compensation Committee regularly reviews the elements of the individual compensation packages for our CEO and Senior Executive Management. When making its compensation decisions for our Senior Executive Management, our Compensation Committee takes into consideration our Company’s performance for prior years, competitive market data, our CEO's recommendations, with the exception of his own compensation, as well as the additional factors described in “Oversight and Design of our Compensation Program - Role of Compensation Committee” below.
Our executive compensation program is designed to achieve the following objectives:

•
Attract, Retain and Motivate. Attract and retain highly talented and experienced executives who possess the knowledge, skills, and leadership that are critical to our success and motivate those executives to achieve our strategic business objectives and uphold our core values;

•
Promote Teamwork and Individual Performance. Promote executive teamwork through shared strategic goals, while also recognizing and rewarding the unique role each executive officer plays in our success by measuring individual performance;

•	Link Compensation with Performance and Strategic Goals. Tie executive compensation to overall Company performance and the achievement of strategic goals; and

•	Align Executive and Stockholder Interests. Align the long-term interests and objectives of our executives with those of our stockholders.

Our Compensation Committee regularly reviews our executive compensation program to ensure that the program’s components continue to align with the above objectives and that the program is administered in a manner consistent with our established compensation policies and philosophy.
Use of Competitive Market Data
To aid in the evaluation of our executive compensation program, the Compensation Committee, assisted by Compensia, has developed a compensation peer group which is used to assess the competitive market for executive talent. In selecting our peer group, the Compensation Committee identified companies that it believed were comparable to us, taking into consideration the size of each company (based primarily on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the company’s geographical location; and

•	the comparability of the company’s operational performance.
For 2017, the Compensation Committee approved the following group of peer companies. The selected companies had revenues ranging from approximately $1.6 billion to approximately $6.4 billion and market capitalizations ranging from approximately $620 million to approximately $9.9 billion.

American Equity Investment	FTI Consulting
Blackhawk Network Holding	MAXIMUS
Broadridge Financial	Primerica
Cadence Design Systems	Square
CNO Financial Group	SS&C Technologies
Convergys	Synopsys
CoreLogic	Vantiv
As part of this process, the Compensation Committee removed Mentor Graphics, Fair Isaac and PTC from the prior year’s peer group as they no longer were deemed to be suitable peers based on the foregoing selection criteria or because they had been acquired.
The Compensation Committee believes that the evaluation of information regarding the compensation practices at other companies is useful as a reference point for its compensation decisions in two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. As noted under the headings “Compensation Philosophy and Objectives” above, its review of competitive market data is only one of several factors that the Compensation Committee considers, in making its decisions with respect to the compensation of our Senior Executive Management, including our NEOs. For instance in addition to peer group data, the Compensation Committee also reviews compensation survey data for some of its executive positions.

Compensation Elements
Our executive compensation program consists primarily of three elements: base salary, annual cash incentive compensation, and long-term equity incentive awards, as described in the following table:

Compensation Element	Purpose	Key Features
Base salary	Provides a competitive level of fixed compensation based on the market value of the position. Rewards experience and expected future contribution.	Established based on competitive comparisons, level of responsibility and the facts and circumstances of each executive officer and each individual position.
Annual Cash Incentives	Motivates achievement of pre-established short-term Company and individual performance objectives.	Actual payment is at-risk and varies based on the achievement of pre-established, short-term Company and individual performance objectives.
Long-Term Time-Based Equity Awards (RSU/RSA))	Attract and retain executive officers and align their interests with the long-term market value of our common stock.	Granted annually, these awards vest over four years, to achieve our retention objectives. Actual payment varies based on the market price of our common stock.
Long-Term Performance-Based Equity Awards (PSU/PRSA)	Motivates achievement of long-term, strategic Company performance objectives.	Actual payment occurs over multiple years, is at-risk and varies based on the achievement of long-term, strategic Company performance objectives.
Our executives also participate in Company-wide employee benefit plans that are generally consistent with or available to our other U.S. employees. Our executives are also eligible for severance and double-trigger change in control severance payments and benefits, as described under the heading “ Potential Payments upon Termination or Change in Control” below.

Compensation Mix
Our executive compensation program is designed to align the interests of our executives with those of our stockholders. As a result, a large percentage of the target total direct compensation of our executives is in the form of long-term equity awards and annual cash incentive awards and, thus, is variable and "at risk." These awards are tied to the achievement of Company-wide financial objectives and individual performance goals. We believe these performance goals and objectives correlate with long-term stockholder value creation. This allows us to incentivize and reward our executives for achieving and/or exceeding strategic Company goals and financial objectives, while ensuring that a significant portion of executive compensation remains variable and “at risk” in the event that our strategic and financial goals are not achieved or as a result of our stock price performance.
The following table shows the 2017 compensation mix for the target total direct compensation of our CEO and NEOs in 2017. For this purpose, the compensation mix at target includes (i) base salary for 2017; (ii) 2017annual cash incentive at target; (iii) grant date value of time-based restricted stock units (“RSUs”) granted in 2017; and (iv) grant date value at target of performance-based restricted stock units (“PSUs”) granted in 2017.

Name	Base Salary ($)(1)	Annual Cash Incentive Award @ Target ($)	2017 RSU Grant ($)	2017 PSU Grant @ Target ($)	Total @ Target Compensation ($)
Burton M. Goldfield	760,000	950,000	1,624,092	1,624,092	4,958,184
Richard Beckert(2)	500,000	500,000	1,500,007	1,500,007	4,000,015
Brady Mickelsen	420,000	275,000	375,020	375,020	1,445,040
Barrett Boston(3)	425,000	475,000	1,200,027	N/A	2,100,027
Edward Griese	368,000	210,000	200,005	200,005	978,010
William Porter(4)	410,000	297,000	N/A	N/A	707,000

(1)	Base salaries were effective as of April 1, 2017.

(2)
As a new hire in April 2017, Mr. Beckert received one-time new hire RSU and PSU awards that were larger than the typical equity awards he would have received as part of our annual "refresh" award program.

(3)
As Mr. Boston was hired in October 2017, pursuant to his employment agreement with the Company, he was not eligible for a performance-based equity award until 2018. Further, as a new hire in 2017, Mr. Boston received a one-time new hire RSU award that was larger than the typical time-based equity award he would have received as part of our annual "refresh" award program.

(4)
Pursuant to his transition agreement with the Company, Mr. Porter was not granted any new equity awards in 2017. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

The following charts show the 2017 compensation mix for our CEO, and the average 2017 compensation mix for our other NEOs (excluding Messrs. Boston and Porter) in each case assuming target achievement under our annual cash incentive plan and including only the grant date value of equity awards actually granted during 2017. Mr. Boston has been excluded from the charts because he was hired in October 2017 and, as a result, did not receive a performance-based equity award in 2017. Mr. Porter has been excluded as he was not eligible for new equity awards pursuant to his transition agreement with the Company.

2017 Compensation Mix at Target

Pay for Performance in 2017
One of the key goals of our executive compensation program is to tie executive compensation to overall Company performance and the achievement of strategic goals.
In 2017, we:

•	served approximately 14,800 clients, co-employed approximately 325,000 worksite employees ("WSEs"), and our Total WSEs decreased 4% over 2016, and

•	processed over $37.1 billion in payroll and payroll tax payments for our clients in 2017 with an increase of 8% over 2016.
Our financial highlights for the 2017 year include:

•	Total revenues increased 7% to $3.3 billion, while Net Service Revenues increased 25% to $809 million,

•	Operating income increased 75% to $217 million,

•	Our effective tax rate decreased to 11%,

•	Net income increased 190% to $178 million, or $2.49 per diluted share, while Adjusted Net Income increased 62% to $142 million,

•	Adjusted EBITDA increased 53% to $285 million, and

•	Cash provided by operating activities increased 70% to $253 million.
The compensation of our NEOs was aligned with this performance. Specifically, our:

•	2017 Executive Bonus Plan payout to our CEO was above target at 156%;

•	2017 annual cash incentive plan (the "2017 Executive Bonus Plan") average payout to our NEOs was above target at approximately 137%;

•
The cumulative annual growth rate in the Company’s Net Services Revenues for the final measurement period (2015-2017) under our 2015 PSU Awards exceeded the target level at 16.8%, which resulted in participants earning 137% of their target number of RSUs for the final measurement period; and

•
Both the annual growth rates in the Company’s Net Service Revenues and adjusted cash from operations, exceeded the maximum levels of 20% under our 2017 PSU Awards, which resulted in participant earning 200% of their respective target number of RSUs (50% of the earned equity will vest on December 31, 2018 and 50% will vest on December 31, 2019 subject to the participant’s continuous service through each date).

2017 Executive Bonus Plan Performance
Net Service Revenues and Adjusted EBITDA are non-GAAP financial measures that we use to measure performance under the 2017 Executive Bonus Plan. For the definition of these measures, see the section titled "2017 Annual Cash Incentive Plan Performance Objectives" below. These measures are also defined and reported in our Annual Report on Form 10-K (our "Form 10-K").
The following graphs show our actual achievement against the performance targets under our 2017 Executive Bonus Plan. This level of performance resulted in a payout to our CEO that was approximately 156% of target and an average payout to our other NEOs that was approximately 137% of target.

2017 Executive Bonus Plan Performance

2015 PSU Award Performance
The following graph shows our achievement against the cumulative annual Net Service Revenue growth rate ("CAGR") target set for the final measurement period (the three-year period from January 1, 2015 through December 31, 2017) under our 2015 PSU awards. This level of performance resulted in participants earning 137% of their target number of restricted stock units for the final measurement period.

2015 PSU Award Performance
Final Measurement Period (2015 through 2017)

2017 PSU Award Performance
The following graph shows our achievement against the annual Net Service Revenues growth rate target and annual adjusted cash from operations growth rate target for the 2017 performance period under our 2017 PSU awards. This level of performance resulted in participants earning 200% of their respective target number of PSUs (50% of the earned equity will vest on December 31, 2018 and 50% will vest on December 31, 2019 subject to the participant’s continuous services through each date).

2017 PSU Award Performance

2017 Performance-based Compensation Summary
Based on the 2017 results above, and with respect to the cash incentive awards, the achievement of certain individual goals resulted in our NEOs receiving the following payments as a percentage of their 2017 targets under the above performance-based compensation programs:

Name	2017 Cash Incentive Award as % of Target	Actual PSUs Earned for 2015-2017 as % of PSU Award Target for 2015 PSU Award(1)	Actual PSUs Earned for 2017 as % of 2017 PSU Award Target (2)
Burton M. Goldfield	156%	137%	200%
Richard Beckert(3)	157%	N/A	200%
Brady Mickelsen(3)	128%	N/A	200%
Barrett Boston(3)(4)	125%	N/A	N/A
Edward Griese(3)	136%	N/A	200%
William Porter(5)	100%	137%	N/A

(1)
Represents the portion of our 2015 PSU awards earned based on Company performance for the final performance measurement period (January 1, 2015 to December 31, 2017) under our 2015 PSU Awards as a percentage of the target level for that same period. Our 2015 PSU Awards had three separate performance measurement periods of one-year (2015), two-years (2015 through 2016), and three-years (2015 through 2017).

(2)
Represents PSUs earned based on Company performance for the 2017 performance period under our 2017 PSU Awards as a percentage of the target level. Our 2017 PSU Awards have a single performance period from January 1, 2017 to December 31, 2017, and, to the extent earned, vest 50% on December 31, 2018 and 50% on December 31, 2019, subject to continuous service through each date.

(3)	Messrs. Mickelsen, Griese, Beckert, and Boston were not granted 2015 PSU awards, as new hires in 2015, 2016, 2017, and 2017, respectively.

(4)	As Mr. Boston was hired in October 2017, pursuant to his employment agreement with the Company, he was not eligible for a performance-based equity award until 2018.

(5)
Pursuant to his transition agreement with the Company, Mr. Porter was not granted any new equity awards in 2017 and he received a predetermined 2017 cash incentive award. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

2017 Total Direct Compensation Highlights
The following table shows the “total direct compensation” for our NEOs in 2017 and reflects the key compensation decisions made during 2017 or based on 2017 performance. For this purpose, "total direct compensation" includes (i) actual base salary earned for 2017; (ii) annual cash incentive paid based on 2017 performance; (iii) time-based RSUs granted during 2017; and (iv) PSUs earned by our NEOs based on the final 2015 to 2017 performance measurement period under our 2015 PSU Awards; and (v) PSUs earned by our NEOs based on the 2017 performance period under our 2017 PSU Awards:

Name	Actual Base Salary ($)	Annual Cash Incentive Award ($)	RSUs Granted ($)(1)	PSUs Earned under 2015 PSU Award ($)(2)	PSUs Earned under 2017 PSU Award ($)(3)	2017 Total Compensation ($)
Burton M. Goldfield	751,250	1,480,000	1,624,092	1,956,369	5,065,889	10,877,601
Richard Beckert(4)(5)	364,583	572,000	1,500,007	N/A	4,029,708	6,466,299
Brady Mickelsen(4)	415,000	352,000	375,020	N/A	1,169,734	2,311,754
Barrett Boston(4)(6)	81,163	114,000	1,200,027	N/A	N/A	1,395,190
Edward Griese(4)	363,500	285,000	200,005	N/A	623,864	1,472,369
William Porter(7)	410,000	297,000	N/A	614,863	N/A	1,321,863

(1)
Represents the grant date value, based on the closing price of our common stock on the New York Stock Exchange ("NYSE"), of RSUs granted in 2017, which are the same amounts disclosed in the “Summary Compensation Table” of this Proxy Statement.

(2)
Represents the value, based on the closing price of our common stock on the NYSE as of December 29, 2017, of the actual number of PSUs earned for the final measurement period (January 1, 2015 to December 31, 2017) under our 2015 PSU Awards. Does not include the value of shares earned in the first and second measurement periods (January 1, 2015 to December 31, 2015 and January 1, 2015 to December 31, 2016). The amounts in this table differ from those in our “Summary Compensation Table” of this Proxy Statement because that table discloses the grant date value of the PSUs at their target performance level for all three measurement periods rather than the value of the PSUs actually earned in the final measurement period based on the closing pricing on December 31, 2017.

(3)
Represents the value, based on the closing price of our common stock on the NYSE as of December 29, 2017, of the actual number of PSUs earned for the performance period (January 1, 2017 to December 31, 2017) under our 2017 PSU awards. The amounts in this table differ from those in our “Summary Compensation Table” of this Proxy Statement because that table discloses the grant date value of the PSUs at their target performance level rather than the value of the PSUs actually earned in the performance period based on the closing pricing on December 29, 2017.

(4)	Messrs. Mickelsen, Griese, Beckert, and Boston were not granted 2015 PSU awards, as new hires in 2015, 2016, 2017, and 2017, respectively.

(5)
As a new hire in April 2017, Mr. Beckert received one-time new hire RSU and PSU awards that were larger than the typical equity award he would have received as part of our annual "refresh" award program.

(6)
As Mr. Boston was hired in October 2017, pursuant to his employment agreement with the Company, he was not eligible for a performance-based equity award until 2018. Further, as a new hire in 2017, Mr. Boston received a one-time new hire RSU award that was larger than the typical time-based equity award that he would have received as part of our annual "refresh" award program.

(7)
Pursuant to his transition agreement with the Company, Mr. Porter was not granted any new equity awards in 2017 and he received a predetermined 2017 cash incentive award. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

For more information on the executive compensation for our NEOs in 2017, see “ - 2017 Executive Compensation” below.

2017 Executive Compensation
Base Salary
Base salaries for our NEOs in 2017 and 2016 were:

Name	2017 Base Salary ($)(1)	2016 Base Salary ($)(1)	Percentage Increase (%)
Burton M. Goldfield	760,000	725,000	5%
Richard Beckert(2)	500,000	N/A	N/A
Brady Mickelsen	420,000	400,000	5%
Barrett Boston(3)	425,000	N/A	N/A
Edward Griese	368,000	350,000	5%
William Porter(4)	410,000	410,000	—%

(1)	Amount reflects annualized base salary effective as of April 1, 2017.

(2)	Mr. Beckert joined the Company in April 2017.

(3)	Mr. Boston joined the Company in October 2017.

(4)	Pursuant to his transition agreement with the Company, Mr. Porter did not receive a base salary increase in 2017.
We seek to pay market-competitive base salaries to attract and retain a stable executive team and ensure that our executives receive a fixed base level of compensation. Base salaries are initially set through arm’s-length negotiation at the time of hiring, taking into account level of responsibility, qualifications, experience, prior salary level and competitive market information. Base salaries for our NEOs are then reviewed and adjusted annually by the Compensation Committee. The base salaries of the continuing NEOs were determined by the Compensation Committee after considering the factors set forth under "Oversight and Design of our Compensation Program - Role of the Compensation Committee" below. The base salaries of Messrs. Beckert and Boston were determined through arm’s-length negotiations at the time of their hire.
Annual Cash Incentive Compensation
The target and actual annual cash incentive payouts for our NEOs for 2017 under the 2017 Executive Bonus Plan were:

Name	2017 Target Annual Cash Incentive Opportunity ($)	2017 Target Annual Cash Incentive Opportunity as % of Base Salary	2017 Actual Annual Cash Incentive Award ($)	2017 Actual Annual Cash Incentive Award as a % of 2017 Pro-rated Target Opportunity
Burton M. Goldfield	950,000	125%	1,480,000	156%
Richard Beckert	500,000	100%	572,000(1)	157%
Brady Mickelsen	275,000	65%	352,000	128%
Barrett Boston	475,000	112%	114,000(2)	125%
Edward Griese	210,000	57%	285,000	136%
William Porter(3)	297,000	72%	297,000	100%

(1)	Mr. Beckert joined the Company in April 2017. Actual amounts reflect his pro-rated 2017 target annual cash incentive award opportunity.

(2)	Mr. Boston joined the Company in October 2017. Actual amounts reflect his pro-rated 2017 target annual cash incentive award opportunity.

(3)
Pursuant to his transition agreement with the Company, Mr. Porter was awarded a predetermined amount for his 2017 annual cash incentive award. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

We use annual cash incentives to motivate our executives to achieve our short-term financial and operational objectives and individual performance goals, while making progress towards our longer-term growth and strategic goals.The amount of cash incentive awards our NEOs earn under our plan is "at-risk" and variable based on our achievement against these objectives.
2017 Annual Cash Incentive Plan Performance Objectives
During the first quarter of each year, the Compensation Committee selects the financial performance measures and sets the target levels for those measures and approves new individual and strategic performance goals to properly incentivize our Senior Executive Management, including our NEOs, to achieve key business objectives in 2017 and create long-term value for the Company’s stockholders. In early 2017, the Compensation Committee established the financial performance objectives and management business objectives ("MBOs") for our NEOs under our 2017 Executive Bonus Plan. As described in more detail below, the actual cash incentive award payouts for 2017 were based on our actual achievement against these financial objectives and MBOs.
The financial performance measure under our 2017 Executive Bonus Plan were Net Service Revenues and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), and the target performance levels for these measures were as follows:

Financial Objective	Target
Net Service Revenues	$740 million
Adjusted EBITDA	$225 million
For purposes of the 2017 Executive Bonus Plan, no bonus was payable to our executives if we achieved Adjusted EBITDA of less than $168.75 million.
Net Service Revenues and Adjusted EBITDA are non-GAAP financial measurements that are calculated by applying the following adjustments to our applicable GAAP financial measures:

Financial Objective	Definition
Net Service Revenues	Sum of professional service revenues and Net Insurance Service Revenues, or total revenues less insurance costs.
Adjusted EBITDA	Net income, excluding the effects of: income tax provision, interest expense, depreciation, amortization of intangible assets, and stock-based compensation expense.
In addition to the above financial performance objectives, MBOs for each of our NEOs were established as part of our 2017 Executive Bonus Plan. Our MBOs may be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focus on key departmental or operational objectives or functions. Most of the MBOs are intended to provide a set of common objectives that facilitate collaborative management and engagement, although our NEOs may also be assigned individual goals. However, even if the financial objectives or MBO objectives are met, the Compensation Committee may determine to reduce or not pay cash incentive awards through its exercise of negative discretion depending on overall Company performance or individual performance.
The Compensation Committee established the following common MBOs for our NEOs under our 2017 Plan:

•	Achieve financial plan

•	Deliver outstanding client experience

•	Deliver industry leading platform and differentiated vertical products

•	Achieve operational excellence and scale

•	Lead by Example

Weighting of 2017 Executive Bonus Plan Performance Objectives and Award Scale
The Compensation Committee considered Company-wide financial performance, as well as departmental and individual achievement, in assigning the weighting below to the target annual cash incentive award opportunities for our NEOs for under our 2017 Executive Bonus Plan:

	Financial Objectives		Strategic Performance
Name	Net Service Revenue	Adjusted EBITDA	MBOs
Burton M. Goldfield	37.5%	37.5%	25%
Richard Beckert	37.5%	37.5%	25%
Brady Mickelsen	25%	25%	50%
Barrett Boston	25%	25%	50%
Edward Griese	25%	25%	50%
William Porter	N/A	N/A	N/A
Actual payouts under our 2017 Executive Bonus Plan could scale between 0% and 200% of an NEOs target cash incentive award opportunity as follows: Net Service Revenue - For every 1.0% above or below the target performance level, payouts scaled by 6.67%; and Adjusted EBITDA - For every 1.0% above or below target performance level, payouts scaled by 4.0%. The following table shows the threshold, target and maximum performance levels (and the potential associated award) under our 2017 Executive Bonus Plan:

Name	% of Net Service Revenue Target	Award %	% of Adjusted EBITDA Target	Award %
Threshold	85%	0%	75%	0%
Target	100%	100%	100%	100%
Max	115%	200%	120%	200%
Achievement and Actual Awards under Our 2017 Cash Incentive Plan
In March 2018, the Compensation Committee determined that our actual achievement with respect to the financial objectives under our 2017 Executive Bonus Plan was as follows:

Financial Objective	2017 Target	2017 Actual
Net Service Revenues	$740 million	$809 million
Adjusted EBITDA	$225 million	$284 million

Based on these results, and after evaluation and review of our NEOs' respective performance against their individual MBOs, the Compensation Committee determined that the 2017 goals had been attained at the following percentage levels for each of our NEOs and approved the following annual cash incentive payouts:

Name	Net Service Revenue Target Weight	Net Service Revenue Achievement as % of Target	Adjusted EBITDA Target Weight	Adjusted EBITDA Achievement as % of Target	MBO Target Weight	MBO Achievement as % of Target(1)	Total 2017 Actual Cash Incentive Award	% of Prorated 2017 Target Incentive
Burton M. Goldfield	37.5%	162%	37.5%	200%	25%	80%	1,480,000	156%
Richard Beckert	37.5%	162%	37.5%	200%	25%	85%	572,000	157%
Brady Mickelsen	25%	162%	25%	200%	50%	75%	352,000	128%
Barrett Boston(1)	25%	162%	25%	200%	50%	70%	114,000	125%
Edward Griese	25%	162%	25%	200%	50%	90%	285,000	136%
William Porter(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Boston joined the Company in October 2017. Actual payout reflects his pro-rated 2017 target annual cash incentive award opportunity.

(2)
Pursuant to his transition agreement with the Company, Mr. Porter was awarded a predetermined amount for his 2017 annual cash incentive award. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

2017 Long-Term Equity Incentive Awards
The Compensation Committee believes that equity compensation is integral to aligning the long-term interests of our Senior Executive Management with those of our stockholders. The Compensation Committee believes that by owning shares of our common stock, our Senior Executive Management have an incentive to act to maximize long-term stockholder value. This incentive to maximize long-term stockholder value is advanced further through our stockholder ownership guidelines. The Compensation Committee seeks to provide our Senior Executive Management with a blend of time-based and performance-based equity awards. Our time-based equity awards are important for attracting and retaining executive officers. Because our time-based equity awards generally vest over four years and vary in value based on the market value of our common stock, they also align the interests of our Senior Executive Management with the long-term market value of our common stock. Our performance-based equity awards reward our Senior Executive Management for achieving specific pre-established strategic business objectives, which the Compensation Committee believes will also enhance the long-term value of our common stock.
During the first quarter of each year, the Compensation Committee evaluates, and may consider adjusting, the type and design of the equity awards, including establishing new financial performance criteria for the performance-based equity awards, to properly incentivize our Senior Executive Management, including our NEOs, to achieve key business objectives and create long-term value for our stockholders. For purposes of the 2017 equity award program, the Compensation Committee determined to grant a blend of 50% time-based RSU and 50% PSU awards, based on their grant date value (assuming, with respect to the PSU award, achievement at the target performance level).

In March 2017, the Compensation Committee granted the following equity awards to our NEOs:

Name	Number of RSUs Granted (#)	Grant Date Value ($)(1)	Number of PSUs Granted @ Target (#)	Grant Date Value @ Target ($)(1)
Burton M. Goldfield	57,126	1,624,092	57,126	1,624,092
Richard Beckert(2)	45,441	1,500,007	45,441	1,500,007
Brady Mickelsen	13,191	375,020	13,191	375,020
Barrett Boston(3)	28,403	1,200,027	—	—
Edward Griese	7,035	200,005	7,035	200,005
William Porter(4)	—	—	—	—

(1)	Calculated based on the closing price per share of our common stock on the NYSE on the date of grant, which are the same amounts disclosed in the “Summary Compensation Table” of this Proxy Statement.

(2)
As a new hire in April 2017, Mr. Beckert received one-time new hire RSU and PSU awards that were larger than the typical equity awards he would have received as part of our annual "refresh" award program.

(3)
As Mr. Boston was hired in October 2017, pursuant to his employment agreement with the Company, he was not eligible for a performance-based equity award until 2018. Further, as a new hire in 2017, Mr. Boston received a one-time new hire RSU award that was larger than the typical time-based equity award he would have received as part of our annual “refresh” award program.

(4)
Pursuant to his transition agreement with the Company, Mr. Porter was not eligible for 2017 equity awards. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

The vesting schedule for our 2017 RSU awards is as follows: 1/16th of the total shares vest quarterly (except for the new hire RSU award granted to Mr. Boston, which vests as to 1/4th of the total shares after one year from the grant date with 1/16th of the total shares vesting quarterly thereafter), subject to the NEO’s continued service with the Company. Annual PSU awards to the extent earned vest in two equal installments subject to the NEO’s continued employment on December 31, 2018 and December 31, 2019.
2017 Performance-Based Equity Incentive Awards
The Compensation Committee selected two equally weighted performance measures for our 2017 PSU awards: our annual Net Service Revenues growth rate and our adjusted cash from operations growth rate. We defined our "Net Service Revenues growth rate" as the annual growth rate in the total of our professional service revenues and Net Insurance Service Revenues, which is a measure of our total revenues less our insurance costs. We define our "adjusted cash from operations growth rate" as our annual growth rate in net cash provided by operating activities, adjusted for payment of interest and financing fees, income tax payments or refunds, changes in deferred taxes, collateral paid or refunded from our insurance carriers and excess tax benefits provided from our equity incentive plan activity. The Compensation Committee believes these performance measures are an appropriate means to evaluate the effectiveness of our business strategies over time and our annual profitability, both of which measures are important to our objective of creating long-term stockholder value.
The actual award was based on the Company's results based on the following annual growth rate percentages as shown in the table below:

	Threshold	Target	Maximum
Net Service Revenues Growth Rate	10%	15%	20%
Adjusted Cash From Operations Growth Rate	10%	15%	20%

Our 2017 PSU awards were designed with a single-year performance measurement period subject to subsequent multi-year vesting requirements. 50% of the shares earned (if any) during the performance period (January 1, 2017 to December 31, 2017) will vest at the end of the second year under the award (December 31, 2018) and the remaining 50% of shares earned (if any) will vest at the end of the third year under the award (December 31, 2019). The number of shares of our common stock that may be earned under our 2017 PSU awards for achievement under each of the performance criteria above could scale from 0% to 200% of the target award, as described in the following table:

	Below Threshold	At Threshold	Target	Maximum
Performance Multiplier	0%	50%	100%	200%
In designing our 2017 PSU awards, the Compensation Committee considered a competitive market analysis prepared by Compensia, reviewed various design alternatives, and held discussions with Compensia and our CEO (except with respect to his own equity awards). The Compensation Committee also considered the existing equity holdings of each of our NEOs, including the current economic value of their unvested and unearned equity awards, the mix of time-based and performance-based equity, the ability of existing equity holdings to satisfy our retention objectives and the other factors outlined below under "Oversight and Design of our Compensation Program - Role of the Compensation Committee". The Compensation Committee also considered the dilutive effect of our long-term equity incentive award practices, and the overall impact of our mix of executive equity awards, as well as awards to other employees, on executive incentives and the market value of our common stock.
Awards Earned under our 2017 PSU Awards
The following table sets forth the number of shares of our common stock, and value as of December 29, 2017, earned by our eligible NEOs under our 2017 PSU Awards.

Name	Grant Date	Performance Period	Vesting Period after Performance Period (1)	Target Shares (#)	Shares Earned (#)	Shares Earned as a % of Target	Value of Shares Earned ($)(2)
Burton M. Goldfield	2017	1 year	2 years	57,126	114,251	200%	5,065,889
Richard Beckert(3)	2017	1 year	2 years	45,441	90,882	200%	4,029,708
Brady Mickelsen	2017	1 year	2 years	13,191	26,381	200%	1,169,734
Barrett Boston(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Edward Griese	2017	1 year	2 years	7,035	14,070	200%	623,864
William Porter(5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)
50% of the earned shares will vest at the end of the second year under the award (December 31, 2018) and the remaining 50% of earned shares will vest at the end of the third year under the award (December 31, 2019).

(2)
Represents the value, based on the closing price of our common stock on the NYSE as of December 29, 2017, of the actual number of PSUs earned for the performance period (January 1, 2017 to December 31, 2017) under our 2017 PSU awards. The amounts in this table differ from those in our “Summary Compensation Table” of this Proxy Statement because that table discloses the grant date value of PSUs at the performance target level rather than the value of PSUs actually earned in the performance period based on the closing pricing on December 29, 2017.

(3)	As a new hire in April 2017, Mr. Beckert received one-time new hire PSU award that was larger than the typical equity award he would have received as part of our annual "refresh" award program.

(4)	As Mr. Boston was hired in October 2017, pursuant to his employment agreement with the Company, he was not eligible for a performance-based equity award until 2018.

(5)
Pursuant to his transition agreement with the Company, Mr. Porter was not granted any new equity awards in 2017. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

The following table shows our achievement against the annual Net Service Revenues growth rate target and annual adjusted cash from operations growth rate target for the 2017 performance period under our 2017 PSU awards.

	Required Growth Rate Percentage for Maximum Payout	Actual 2017 Growth Rate	Actual 2017 Performance Multiplier Achievement
Net Service Revenues Growth Rate	20%	25%	200%
Adjusted Cash From Operations Growth Rate	20%	61%	200%
In March 2018, the Compensation Committee determined the actual number of shares of our common stock earned under our 2017 PSU awards by our NEOs for the 2017 measurement period. As noted in the table above, for the 2017 performance period, the Compensation Committee determined that the annual Net Service Revenue growth rate was 25% and the annual adjusted cash from operations growth rate was 61%, which resulted in a payout percentage of 200% of target.
Awards Earned under our 2015 PSU Awards
The following table sets forth the number of shares of our common stock, and value (as of December 29, 2017), earned by our eligible NEOs for the final performance period (January 1, 2015 to December 31, 2017) under our 2015 PSU awards.

Name	Grant Date	Performance Period	Target Shares (for the final three-year performance period ended December 31, 2017) (#)	Shares Earned (for the final three-year performance period ended December 31, 2017) (#)	Shares Earned as a % of Target (for the final three-year performance period ended December 31, 2017)	Value of Shares Earned (for the final three-year performance period ended December 31, 2017) ($)(1)
Burton M. Goldfield	2015	3 years	34,816	47,625	137%	2,111,693
Richard Beckert(2)	N/A	N/A	N/A	N/A	N/A	N/A
Brady Mickelsen(2)	N/A	N/A	N/A	N/A	N/A	N/A
Barrett Boston(2)	N/A	N/A	N/A	N/A	N/A	N/A
Edward Griese(2)	N/A	N/A	N/A	N/A	N/A	N/A
William Porter	2015	3 years	10,943	14,968	137%	663,681

(1)	Based on the closing price per share of our common stock on the NYSE on December 29, 2017.

(2)	Messrs. Mickelsen, Griese, Beckert, and Boston were not granted 2015 PSU awards, as new hires in 2015, 2016, 2017, and 2017, respectively.
The Compensation Committee established performance targets for our 2015 PSU awards based on our CAGR of our Net Service Revenues over three periods. Our 2015 PSU awards were multi-year performance awards under which measurement of CAGR took place, and shares could be earned, at the end of cumulative periods of one, two and three years, each starting on January 1, 2015. The Compensation Committee determined that our CAGR of our Net Service Revenues an appropriate performance measure as it represents a means of evaluating our performance over multiple years and assessing whether we have achieved our objective of creating long-term stockholder value.

The number of shares that may be earned under our 2015 PSU awards can scale from 0% to 200% of the target award level, as set forth in the following table:

Name	Minimum	Target	Maximum(1)
Performance Metric	12% revenue growth CAGR	15% revenue growth CAGR	20% revenue growth CAGR
Payout Percentage	0% of target shares awarded	100% of target shares awarded	200% of target shares awarded
Actual Performance in Final Measurement Period (2015 to 2017)	16.8% revenue growth CAGR

(1)
The 200% maximum potential award cap is tied to the full three-year performance period under our 2015 PSU awards; awards for interim periods are capped at 150% of target level. Payouts above and below the target level are to be scaled on a linear basis. Shares earned above target level with respect to first and second performance periods are subject to vesting over the remaining performance periods.

In March 2018, the Compensation Committee determined the actual number of shares earned under our 2015 PSU awards by our NEOs during the final measurement period (January 1, 2015 to December 31, 2017). As noted in the table above, the Compensation Committee determined our CAGR during the final performance period was 16.8%, which resulted in a payout percentage of 137% of target. Under the terms of the 2015 PSU awards, the shares earned in the final performance period was reduced by the shares earned in the previous two performance periods. Our eligible NEOs did not earn any amounts under their 2015 PSU awards during the first performance period (January 1, 2015 to December 31, 2015) and earned shares at a rate of 30% of target for the second performance period (January 1, 2015 to December 31, 2017).
2018 Equity Awards
In March 2018, the Compensation Committee determine that for 2018 our equity grant program would continue to be composed of a blend of 50% time-based equity awards and 50% performance-based equity awards, calculated by grant date value (assuming, with respect to the performance-based equity awards, achievement at the target performance level). For 2018, the Compensation Committee elected to grant our CEO and other NEOs time-based restricted stock awards (“RSAs”) and performance-based restricted stock awards (“PRSAs”). Restricted stock and restricted stock unit awards are similar types of equity awards. However, unlike restricted stock unit awards, which represent a promise by the Company to issue stock to the recipient in the future, restricted stock is issued at grant, subject to vesting conditions. A recipient of restricted stock awards owns the underlying shares of common stock upon grant and some of the benefits of ownership, such as voting and dividend rights, but the recipient may not sell those shares and realize any value on a sale, until all time-based and performance-based restrictions have been satisfied or lapsed.

On March 8, 2018, the Equity Award Committee of the Compensation Committee granted awards of RSAs and PRSAs to the Company’s named executives officers listed below under the Company’s 2009 Equity Incentive Plan:

Name	Maximum number of shares retained upon vesting of the RSA	Target number of shares retained upon vesting of the PRSA
Burton M. Goldfield	42,008	42,008
Richard Beckert	11,553	11,553
Brady Mickelsen	7,877	7,877
Barrett Boston	5,251	16,804
Edward Griese	6,302	6,302
The RSAs are eligible to vest in equal installments on a quarterly basis over four years, subject to continued employment through the applicable vesting dates.

The PRSAs are earned based on the extent to which the Company meets or exceeds certain annual growth rate percentages as shown in the table below:

	Threshold	Target	Maximum
Net Services Revenue	4%	7%	11%
Pre-Tax Income Growth	4%	8%	12%
Our 2018 PRSAs are designed with a single-year performance period subject to subsequent multi-year vesting requirements. 50% of the shares earned (if any) during the performance period (January 1, 2018 to December 31, 2018) will vest at the end of the second year under the award (December 31, 2019) and the remaining 50% of shares earned (if any) will vest at the end of the third year under the award (December 31, 2020).
The number of shares that may be earned under our 2018 PRSAs for achievement under each of the performance objectives above can scale from 0% to 200% of the target award, as described in the following table:

	Below Threshold	At Threshold	Target	Maximum
Performance Multiplier	0%	50%	100%	200%
In designing our 2018 equity awards, the Compensation Committee considered a competitive market analysis prepared by Compensia, reviewed various design alternatives, and held discussions with Compensia and our CEO (except with respect to his own equity awards). The Compensation Committee also considered the existing equity holdings of each of our NEOs, including the current economic value of their unvested and unearned equity awards, the mix of time-based and performance-based equity, and the ability of existing equity holdings to satisfy our retention objectives. The Compensation Committee also considered the dilutive effect of our long-term equity incentive award practices, and the overall impact of our mix of executive equity awards, as well as awards to other employees, on executive incentives and the market value of our common stock.

Employee Benefit Plans
We have established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for all our U.S. employees, including our NEOs, who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2017, we matched the contribution made to the plan by our employees, including our NEOs, up to $3,500 annually for each employee, which is fully vested. We intend for this plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our NEOs on the same general basis as our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. In 2017, we implemented a flexible time off policy for certain senior employees, including our Senior Executive Management. Under this plan, our Senior Executive Management will no longer accrue paid vacation time, even though our other employees not covered by the policy will continue to do so. We do not offer our employees a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Perquisites and Other Personal Benefits
Our NEOs who commenced employment with us prior to 2017, are eligible to seek reimbursement for financial planning and income tax services, up to a maximum of $10,000 per year, with the exception of Mr. Porter as pursuant to his transition agreement. Our NEOs who commenced employment with us prior to 2016 are also eligible to seek reimbursement of up to $15,000 of life insurance premiums annually for supplemental life insurance coverage, with the exception of Mr. Porter as pursuant to his transition agreement. Periodically, when our Senior Executive Management attend a Company-related function, their spouses are also invited, in which case we may incur incremental travel and other event-related expenses for those spouses, the cost of which is taxable to the NEO and may be covered by the Company. Amounts paid in connection with, or reimbursed as a result of, these arrangements are set forth in the Summary Compensation Table below.
The Compensation Committee believes that these limited perquisites and other personal benefits serve a business purpose as they are important for attracting and retaining key talent, as well as fostering teamwork and cohesion among the executive team.

Employment Agreements
We have executed written employment agreements with each of our NEOs. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the NEO, including an initial base salary, an annual cash incentive compensation opportunity, and a recommendation for an initial equity award.
For a summary of the material terms and conditions of the employment agreement with each of our NEOs, see the section titled “- Employment Arrangements” below.
Severance/Change in Control Benefits
Each of our current executive officers are entitled to certain severance and change in control benefits pursuant to their employment agreements or under our TriNet Group, Inc. Severance Benefit Plan.  For a summary of the material terms and conditions the severance and change in control benefits our NEOs receive, see the section titled “- Potential Payments upon Termination or Change in Control” below.
Executive Compensation Policies and Practices
The Compensation Committee oversees our executive compensation program, policies and practices. These policies and practices, which are designed to link compensation and performance and either minimize or prohibit behaviors that are not aligned with our stockholders’ long-term interests, are as follows:

	What We Do		What We Don’t Do
☑
Pay for Performance. In 2017, 52% of the target total direct compensation for our CEO was variable performance-based, or at-risk. In 2017, an average of 46% of the target total direct compensation for our other NEOs was variable performance-based or at-risk. For more details, see the charts at "- Compensation Elements - Compensation Mix".
		☒	No Guaranteed Salary Increases or Bonuses. Our Senior Executive Management is not guaranteed salary increases or bonuses for any year.
☑
Independent Advisors. Since 2012, the Compensation Committee has engaged Compensia, Inc., its independent compensation consultant ("Compensia") to provide analysis, advice and guidance on executive compensation matters.
☒
No Hedging, Pledging or Short Sales. Our employees, executive officers and directors are prohibited from making put or call options or short sales of Company securities, engaging in hedging transactions involving Company securities, and pledging Company securities as collateral for a loan.

☑	Independent Committees. Each of our Board committees is comprised solely of independent directors.	☒	No Excise Tax Gross-ups. Our Senior Executive Management does not receive tax “gross-ups” in connection with severance or change in control arrangements.
☑
Annual Peer-Based Review. The Compensation Committee, assisted by Compensia, annually reviews our executive compensation program against the competitive market using a group of peer companies as a reference.
		☒	No Pension Plans. Our Senior Executive Management is not entitled to pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans.
☑	Stock Ownership Guidelines. In 2017, our Board adopted equity ownership guidelines for our executive officers and the members of our Board.	☒	No Supplemental Executive Retirement. Our Senior Executive Management is not entitled to supplemental executive retirement benefits.
☑
Compensation Recovery ("Claw-back") Policy. In 2017, our Board adopted a compensation recovery (“claw-back”) policy under which we may seek reimbursement of cash incentive payments made to our NEOs and other covered executives in certain circumstances.
		☒	No "Single-trigger" Change in Control Provisions. Our change in control benefits and plans are based on a “double-trigger” arrangement.

Other Compensation Policies
Stock Ownership Policy
In 2017, to further align the interests of our executives and the members of our Board with those of our stockholders, our Board adopted equity ownership guidelines for our executive officers and members of our Board. These guidelines require our CEO and other executive officers to accumulate aggregate equity holdings equal to 300% and 100% of their respective base salaries. Similarly, our non-employee directors are required to accumulate aggregate equity holdings equal to 300% of their annual cash retainer. Our executive officers and the members of our Board must satisfy these guidelines within the later of January 1, 2022, or within five years of the date on which they become subject to these guidelines.
Compensation Recovery Policy
In 2017, our Board adopted a compensation recovery, or “claw-back”, policy, under which we may generally seek reimbursement of cash compensation payments made to our NEOs and other covered executives that were based on achieving objective Company financial performance, if the covered executive engaged in fraud or intentional or unlawful misconduct that caused or otherwise materially contributed to a required restatement of our financial results, and if a lower cash payment would have been made to the covered executive based upon those restated financial results.
In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the Securities and Exchange Commission has adopted final regulations to implement this provision.
Equity Grant Policy

Generally, the Compensation Committee follows a regular pattern of granting annual or periodic “refresh” equity awards to our executive officers and certain other employees.  This process is overseen by the Compensation Committee and the timing, size and distribution of equity awards may change from year to year although they are typically awarded during the first quarter of the year.

As discussed above under the section "Information Regarding Committees of the Board of Directors - Compensation Committee," our Compensation Committee delegated to our CEO the authority, subject to certain limitations such as a maximum value, to grant restricted stock units to certain employees of the Company pursuant to the terms of such policy and the 2009 Plan.  As the CEO does not have the authority under the policy to approve awards to his direct reports, awards to executives are subject to approval by our Compensation Committee, or its subcommittee the Equity Award Committee, and typically occurs in the calendar month following the executive's start date.
The price per share attributable to our equity compensation is determined by the market price of our common stock. If any options are granted, they tend to be granted with an exercise price of at least equal to fair market value of grant.
Short Sales, Hedging and Pledging Policies
We have adopted a policy prohibiting the trading of put or call options or short sales by our employees, including our executive officers, and members of our Board (the "Covered Insiders"). Covered Insiders are also prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. We have also adopted a further policy prohibiting the pledging of our common stock by our Covered Insiders.

Oversight and Design of our Compensation Program
Role of Compensation Committee
The Compensation Committee oversees our executive compensation and benefit programs, administers our equity compensation plans, and annually reviews and approves the compensation decisions affecting our NEOs and other senior personnel, with the assistance of its independent compensation consultant, Compensia.
In making its 2017 executive compensation decisions, the Compensation Committee considered the following factors:

•	the compensation analysis provided by Compensia, including relevant competitive market data;

•	the recommendations of our CEO (except with respect to his own compensation);

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each executive officer against his or her management objectives;

•	performance levels, including consistent exceptional performance;

•	retention risk;

•	the expected future contribution of the individual executive officer;

•	internal pay equity based on the impact on our business and performance;

•	the executive officer’s existing equity awards and stock holdings; and

•	the potential dilutive effect of new equity awards on our stockholders.
The Compensation Committee considered these factors both when making decisions with respect to individual pay elements and with respect to total compensation opportunities. The Compensation Committee has not adopted artificial limits with respect to any compensation component and will continue to strive to create compensation terms as needed to attract and retain executive talent to the Company. The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in making its compensation decisions. The members of the Compensation Committee consider these factors in light of their individual experience, knowledge of our Company, knowledge of the competitive market, knowledge of our NEOs and business judgment in making decisions regarding executive compensation and our executive compensation program.
The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. The Compensation Committee held five meetings during 2017.
Role of Management
Our CEO works closely with the Compensation Committee in determining the compensation of our NEOs (other than his own) and the other members of the Senior Executive Management. Our CEO reviews the performance of the other NEOs (other than his own) and these other senior personnel, shares those evaluations with the Compensation Committee and its compensation consultant, Compensia, and then makes recommendations for each element of compensation.
Our CEO also works with our Chief Financial Officer, Chief Legal Officer and Senior Vice President, Human Resources, to recommend the structure of our long-term incentive programs, to identify and develop corporate and individual performance objectives for such plans, and to evaluate actual performance against the selected objectives. Our CEO also makes recommendations on new hire compensation packages for potential new executives.

The Compensation Committee solicits and considers our CEO’s recommendations and uses these recommendations as one of several factors in making its decisions with respect to the compensation of our NEOs and other senior personnel. In all cases, the final decision on NEO compensation is made by the Compensation Committee. Moreover, no NEO or other employee participates in the determination of the amounts or elements of such individual’s own compensation.
At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present.
Role of the Compensation Consultant
The Compensation Committee has the authority under its charter to retain the services of one or more external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in performance of its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
In 2017, the Compensation Committee engaged Compensia to assist it in connection with its review, analysis, and determinations with respect to the compensation of our Senior Executive Management, including our NEOs. The nature and scope of the services provided to the Compensation Committee by Compensia in 2017 were as follows:

•	assisted in refining our overall compensation strategy and design of the annual and long-term incentive compensation plans;

•	evaluated the efficacy of our compensation policies and practices in supporting and reinforcing our long-term strategic goals;

•	provided advice with respect to compensation best practices and market trends;

•	evaluated our compensation peer group to be used in the development of competitive compensation levels and practices;

•	provided competitive market data and analysis relating to the compensation of our senior personnel, including our NEOs;

•	evaluated our severance and change in control arrangements;

•	evaluated the competitiveness of our executive and non-employee director compensation programs;

•	provided ad hoc advice and support throughout the year; and

•	assisted with the development of our executive compensation-related disclosure in consultation with our legal advisors.
The Compensation Committee may replace any of its advisors or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All Senior Executive Management compensation decisions, however, are made by the Compensation Committee. For further discussion regarding evaluation of our compensation consultant independence evaluation process, please see "Information Regarding Committees of the Board of Directors - Compensation Committee" above.

Tax and Accounting Considerations
Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to certain senior executive officers with respect the year in question. Historically, remuneration in excess of $1 million was only deductible if it was “performance-based compensation” within the meaning of Section 162(m) and the covered senior executive officers were a company’s chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). However, on December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) became law, significantly amending Section 162(m). Starting with the tax year beginning in 2018, the TCJA broadened the covered employee group to expressly include the CFO, meaning the covered employee group includes the CEO, CFO and next three most highly-compensated executive officers, and treats any individual who was a covered employee in any tax year beginning on or after January 1, 2017 as a covered employee for all future tax years.  In addition, the TCJA eliminated the exception from the $1 million limitation for qualified performance-based compensation. The Company has not utilized the qualified performance-based compensation exception because it has relied on an exception for corporations that were private companies and later become publicly held corporations.  That exception provides for a transition period in which the 162(m) limitation also will not apply to certain compensation if they satisfy certain requirements (the "IPO  Transition Exception").  The Company has utilized the IPO Transition Exception since it went public in March of 2014 to exempt some compensation of its covered employees from the 162(m) limitation and the Company's reliance period should end at the time of its 2018 Annual Meeting of Stockholders on May 22, 2018.  Following our 2018 Annual Meeting compensation paid to our covered employees in excess of $1 million per year will generally be subject to the 162(m) limitation (thereby limiting the Company’s tax deduction with regard to such compensation, except for certain equity awards granted during the IPO transition period or other arrangements that are grandfathered under the TCJA).
While the Compensation Committee considers the tax implications of its decisions when determining the compensation of our executives, it reserves the discretion, in its judgment, to authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
The Compensation Committee may take accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards.
Stockholder Support for Our Executive Compensation Program
Our Board has authorized an annual stockholder advisory vote on our NEOs’ compensation as a method for engaging in regular and effective communication with our stockholders. The Compensation Committee considers the results of the advisory vote as it reviews and develops our compensation practices and policies. Approximately 99% of the votes cast on the stockholder advisory proposal on named executive officer compensation at our 2017 Annual Meeting of Stockholders were voted in favor of our NEO compensation. The Compensation Committee did not make any changes to the Company's executive compensation program as a result of this stockholder advisory vote.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

H. Raymond Bingham
Michael J. Angelakis
Katherine August-deWilde
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Related Risk
Our Board is responsible for the oversight of our risk profile, including compensation-related risks. The Compensation Committee monitors our compensation policies and practices as applied to our employees (including our executive officers) to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2017, at the direction of the Compensation Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on the Company.

2017 Summary Compensation Table
The following table sets forth information regarding the compensation awarded to or earned by our NEOs in the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Burton M. Goldfield	2017	751,250		—	3,248,184	—	1,480,000	52,216	(6)	5,531,650
President and Chief Executive Officer	2016	748,237		—	2,589,161	—	844,000	50,332		4,231,730
	2015	691,346		—	2,333,351	1,164,334	—	56,167		4,245,198
Richard Beckert	2017	364,583	(1)	—	3,000,015	—	572,000	53,713	(7)	3,990,311
Senior Vice President, Chief Financial Officer										—
										—
Brady Mickelsen	2017	415,000		—	750,040	—	352,000	25,878	(8)	1,542,918
Senior Vice President, Chief Legal Officer and Secretary	2016	405,768		—	1,479,526	—	284,000	28,711		2,198,005
	2015	187,501		—	1,416,800	211,086	—	10,591		1,825,978
Barrett Boston	2017	81,163	(2)	—	1,200,027	—	114,000	5,176	(9)	1,400,366
Senior Vice President, Chief Revenue Officer										—
										—
Edward Griese	2017	363,500		—	400,010		285,000	117,840	(10)	1,166,350
Senior Vice President, Insurance Services	2016	314,205		40,000	1,316,000	—	174,000	3,913		1,848,118
										—
William Porter	2017	410,000		—	—	—	297,000	20,879	(11)	727,879
Former Vice President, Chief Financial Officer	2016	423,141		—	493,182	—	297,000	10,190		1,223,513
	2015	393,846		—	733,367	365,933	—	12,161		1,505,307

(1)	Mr. Beckert joined the Company in April 2017. Amounts in this column represent Mr. Beckert's salary from April 2017 through December 2017.

(2)	Mr. Boston joined the Company in October 2017. Amounts in this column represent Mr. Boston's salary from October 2017 through December 2017.

(3)
Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to our NEOs for the applicable year as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs will only realize compensation from these awards to the extent they meet the vesting requirements under the awards. For information on the valuation assumptions used in these computations, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 27, 2018 (our "Form 10-K").

(4)
Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to the NEOs for the applicable year as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. For information on the valuation assumptions used in these computations, see Note 9 to our Form 10-K.

(5)
Amounts in this column represent bonuses paid under our annual cash incentive plan for performance during the applicable year. Actual payment of these amounts for 2017 occurred in 2018. As Mr. Beckert and Mr. Boston joined us in April 2017 and October 2017, respectively, their bonuses were prorated.

(6)
Amount includes the following payments in 2017: $10,000 in reimbursements for tax preparation and financial planning services; $11,697 in reimbursements for life insurance coverage; $23,591 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; and $3,302 in spousal travel.

(7)	Amount includes the following payments in 2017: $1,895 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; $3,625 in spousal travel; and $44,693 in housing allowance.

(8)
Amount includes the following payments in 2017: $6,500 in reimbursements for tax preparation and financial planning services; $6,664 in reimbursements for life insurance coverage; $9,215 in tax gross-up payments; and $3,500 in company 401(k) plan matching contributions;

(9)	Amount includes the following payments in 2017: $990 in company 401(k) plan matching contributions; and $4,186 in relocation expenses.

(10)
Amount includes the following payments in 2017: $10,000 in reimbursements for tax preparation and financial planning services; $10,000 in reimbursements for life insurance coverage; $14,471 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; $79,844 in relocation expenses; and $25 in other compensation.

(11)
Amount includes the following payments in 2017: $8,481 in reimbursements for life insurance coverage; $8,748 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; and $150 in other compensation.

2017 Grants of Plan-Based Awards Table
The following table provides information with regard to potential cash bonuses payable to our NEOs in 2017 under our performance-based, non-equity incentive plan and with regard to equity awards granted to each NEO under our equity incentive plans during 2017.

Name	Grant Date							All Stock Awards: Number of Shares or Units of Stock (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Possible Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Burton M. Goldfield		—	950,000	1,900,000
	3/24/2017				—	57,126	114,251				1,624,092
	3/24/2017							57,126	—	N/A	1,624,092
Richard Beckert(3)		—	364,000	728,000
	7/17/2017				—	45,441	90,882				1,500,007
	7/17/2017							45,441	—	N/A	1,500,007
Brady Mickelsen		—	275,000	550,000
	3/24/2017				—	13,191	26,381				375,020
	3/24/2017							13,191	—	N/A	375,020
Barrett Boston(4)		—	91,000	182,000
	11/14/2017				—	—	—	28,403	—	N/A	1,200,027
Edward Griese		—	210,000	420,000
	3/24/2017				—	7,035	14,070				200,005
	3/24/2017							7,035	—	N/A	200,005
William Porter(5)		297,000	297,000	297,000	—	—	—	—

(1)
Amounts represent the range of possible cash payouts under our 2017 Executive Bonus Plan, which we refer to as our 2017 Executive Bonus Plan. The threshold amount that could have been earned by each NEO was 0% of the target cash incentive under this plan. The maximum amount that could have been earned, based on the applicable “Weighting of Cash Bonus Opportunities” as described in more detail under "Weighting of 2017 Executive Bonus Plan Performance Objectives and Award Scale" in the CD&A section of this Proxy Statement, was 200% of the target cash incentive under this plan. Actual amounts received under our 2017 Executive Bonus Plan are described under the heading “Achievement and Actual Awards under Our 2017 Cash Incentive Plan” above in the CD&A section of this Proxy Statement and in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table.

(2)
Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value the equity awards granted to the NEOs as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of our 2017 PSU Awards is calculated at the target performance level. At the maximum performance level, the grant date fair value of our 2017 PSU Awards would be 200% of the target value.

(3)
Mr. Beckert joined the Company in April 2017. Amounts shown under the column “Possible Payouts under Non-Equity Incentive Plan Awards" represent his prorated possible payouts under our 2017 annual cash incentive plan for the periods from April 2017 through December 2017.

(4)
Mr. Boston joined the Company in October 2017. Amounts shown under the column “Possible Payouts under Non-Equity Incentive Plan Awards” represent his prorated possible payouts under our 2017 annual cash incentive plan for the period from October 2017 through December 2017.

(5)
Pursuant to his transition agreement with the Company, Mr. Porter was awarded a predetermined amount for his 2017 annual cash incentive award and was not eligible to receive an equity award in 2017. For the terms and compensation arrangement under Mr. Porter's transition agreement, see the section titled "Employment Arrangements" below.

Outstanding Equity Awards at December 31, 2017 Table
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2017.

Name	Grant Date		Option Awards				Stock Awards
							Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
			Exercisable	Unexercisable
Burton M. Goldfield	3/13/2013	(1)(2)	45,934	—	1.45	3/13/2023
	2/11/2014	(1)(2)	183,514	9,168	10.98	2/11/2024
	3/5/2015	(3)	59,178	26,900	33.51	3/5/2025	10,880	(3)	482,419	31,313	1,388,418
	1/4/2016		—	—	—	—	68,934	(3)	3,056,534	—	—
	3/24/2017		—	—	—	—	46,415	(3)	2,058,041	57,126	2,532,967
Richard Beckert	7/17/2017		—	—	—	—	45,441	(4)	2,014,854	45,441	2,014,854
Brady Mickelsen	8/21/2015	(4)	16,875	13,125	17.71	8/21/2025	35,000	(4)	1,551,900	—	—
	1/4/2016		—	—	—	—	39,391	(3)	1,746,597	—	—
	3/24/2017		—	—	—	—	10,718	(3)	475,236	13,191	584,889
Barrett Boston	11/14/2017		—	—	—	—	28,403	(4)	1,259,389	—	—
Edward Griese	3/10/2016		—	—	—	—	56,250	(4)	2,494,125	—	—
	3/24/2017		—	—	—	—	5,716	(3)	253,447	7,035	311,932
William Porter	2/11/2014	(1)(2)	—	2,918	10.98	2/11/2024
	3/5/2015	(3)	—	8,455	33.51	3/5/2025	3,420	(3)	151,643	9,842	436,394
	1/4/2016		—	—	—	—	13,131	(3)	582,229	—	—

(1)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a four-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the date of grant, and 1/48th of the total shares granted vesting each month thereafter. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control.”

(2)
Pursuant to provisions in our equity incentive plans, the exercise price and number of shares subject to certain of these options were adjusted in connection with special cash distributions of $1.10, $1.57, $5.88 and $0.88 per share of common stock that occurred on July 15, 2011, May 15, 2012, August 30, 2013 and December 26, 2013, respectively. In addition, we effected a 2-for-1 forward stock split in July 2013 and again in March 2014. Accordingly, the share totals and exercise prices shown in the table above (and in the corresponding footnotes) reflect our NEOs' post-cash distribution and post-split holdings.

(3)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a four-year vesting schedule, with 1/16th of the total shares granted vesting on the 15th day of the second month of each calendar quarter following the date of grant. The awards are also subject to accelerated vesting upon certain events, as summarized under “Potential Payments upon Termination or Change in Control.”

(4)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a 4-year vesting schedule, with 1/4th of the total shares granted vesting on the 12-month anniversary of the date of grant, and thereafter 1/16th of the total shares granted vesting on the 15th day of the second month of each calendar quarter following the grant date. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control” below.

(5)
The market value of the unvested shares is calculated by multiplying the number of shares by the NYSE closing price per share of the Company’s common stock of $44.34 on December 29, 2017 (the last trading day of the fiscal year).

(6)
Amounts in this column set forth unvested PSUs granted on March 5, 2015 and March 24, 2017. The share amount for the unvested PSUs granted on March 5, 2015 is reported at target payout level less the actual number of PSUs earned for the second performance period (January 1, 2015 to December 31, 2016) determined by the Compensation Committee in March 2017. The share amount for the unvested PSUs granted on March 24, 2017 is reported at target payout level.

2017 Option Exercises and Stock Vested Table
The following table shows for 2017 certain information regarding option exercises and stock awards vesting during 2017 with respect to our NEOs:

	Option Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Burton M. Goldfield	60,086	1,734,394	57,385	1,975,997
Richard Beckert	—	—	—	—
Brady Mickelsen	—	—	42,169	1,450,870
Barrett Boston	—	—	—	—
Edward Griese	—	—	45,069	1,466,767
William Porter	199,272	5,061,065	10,402	350,013

(1)
Represents the value realized based upon the difference between the fair market value of our common stock or the sale price (for a same-day-sale transaction) on the exercise date less the exercise price of such shares multiplied by the number of shares exercised.

(2)	Represents the value realized based upon the closing stock price of our common stock on the trading day prior to the vesting date of such shares multiplied by the number of shares vested.

Employment Arrangements
We currently maintain written employment agreements with all of our current NEOs. These agreements provide for “at will” employment and set forth the terms and conditions of employment of each NEO, including base salary, annual bonus opportunity, employee benefit plan participation and a recommendation for an equity award. These agreements were each subject to execution of our standard proprietary information and inventions agreement.
Pursuant to their employment agreements, each of our current NEOs is entitled to the severance and change in control payments and benefits described below under the heading “- Potential Payments Upon Termination or Change in Control.”
Employment Agreement with Mr. Goldfield
We entered into an employment agreement with Mr. Goldfield in November 2009, setting forth the terms of his employment as our President and Chief Executive Officer. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Goldfield is eligible to receive annual performance-based cash incentives determined by our Compensation Committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Beckert
We entered into an employment agreement with Mr. Beckert in March 2018, setting forth the terms of his employment as our Senior Vice President and Chief Financial Officer. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Beckert is eligible to receive annual performance-based cash incentives determined by our Compensation Committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Boston
We entered into an amended employment agreement with Mr. Boston in February 2018, which amended and restated the original agreement we entered into in October 2017, setting forth the terms of Mr. Boston’s employment as our Senior Vice President and Chief Revenue Officer. The employment agreement was amended to provide for a recommended award of PRSAs instead of PSUs in 2018. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Boston is eligible to receive annual performance-based cash incentives determined by the Compensation Committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Griese
We entered into an amended employment agreement with Mr. Griese in December 2016, which amended and restated the original agreement we entered into in January 2016, setting forth the terms of his employment as our Senior Vice President, Insurance Services. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Griese is eligible to receive annual performance-based cash incentives determined by our Compensation Committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Mickelsen
We entered into an employment agreement with Mr. Mickelsen in May 2015, setting forth the terms of his employment as our Senior Vice President, Chief Legal Officer and Secretary. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Mickelsen is eligible to receive annual performance-based cash incentives determined by our Compensation Committee and based on the achievement of corporate and individual performance goals.

Transition Agreement with Mr. Porter
We entered into transition agreement with Mr. Porter in September 2016, which superseded the terms of the employment agreement that we entered into with him in August 2010, to provide for an orderly transition of his duties and responsibilities as our Vice President and Chief Financial Officer. The transition agreement also set forth the terms of his subsequent employment as Vice President, Office of the President. During the initial interim period and transition period which ended on December 31, 2017, he was entitled to his then current annual base salary of $410,000 in addition to severance benefits in connection with his separation from the Company without cause, which is further explained below in the section "Potential Payments Upon Termination or Change in Control." The amended transition agreement that we entered into with Mr. Porter in January 2018, set forth the terms of his current position reporting to Mr. Boston. During this extended transition period, from January 1, 2018 to June 30, 2018, Mr. Porter will receive a base salary of $10,000 per month, continued equity vesting, a predetermined annual bonus for 2017 in the amount of $297,000, and continued standard Company benefits. In addition, Mr. Porter will be entitled to the same severance benefits in connection with his separation from the Company without cause per his original transition agreement with the exception of an additional annual bonus amount.

Potential Payments Upon Termination or Change in Control
Our NEOs are eligible to receive severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet, under their respective employment agreements with the Company, some of which reference our TriNet Group, Inc. Severance Benefit Plan (for Messrs. Beckert and Griese) or TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan (for Mr. Boston).
Change in Control Termination
If we terminate the employment of an NEO without cause or if such executive resigns for good reason, and if the termination occurs within the six-month period (for Mr. Goldfield and Mr. Porter), 12-month period (for Messrs. Beckert, Mickelsen and Griese) or 18-month period (for Mr. Boston) following a change in control of the Company, such executive will be entitled to receive the following benefits, subject to his execution of an effective release of claims in our favor:

•
Base Salary. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for Messrs. Beckert, Mickelsen, Boston, Griese and Porter) of his then-current monthly base salary;

•
Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield),100% of the annual performance bonus earned in the year prior pro-rated based on the number of days of employment during the calendar year in which the separation date occurs (Mr. Porter) or his target annual bonus for the fiscal year during which the termination occurs (for Messrs. Beckert, Boston and Griese);

•
COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for Messrs. Beckert, Mickelsen, Griese, Boston, and Porter) following such executive's termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA;

•	Accelerated Equity Vesting for Time-Based Equity Awards. 100% accelerated vesting of all then-unvested time-based equity awards;

•
Accelerated Equity Vesting for 2015 Performance-Based Equity Award Held by Messrs. Goldfield and Porter. If a change in control occurs prior to the end of the performance period, performance criteria will be measured as of the date of the change in control and will be eligible to vest subject to continued employment. Upon a qualifying termination on or following a change in control, 100% of the unvested portion of the award that was earned (either in connection with the change in control or at an earlier time) will vest in full; and

•
Accelerated Equity Vesting for 2017 Performance-Based Equity Awards (except in the case of Messrs. Boston and Porter). If a change in control occurs prior to the end of the performance period, performance criteria will be measured as of the date of the change in control based on actual performance (if capable of measurement) or at target (if not capable of measurement) and will be eligible to vest subject to continued employment. Upon a qualifying termination on or following a change in control, 100% of the unvested portion of the award that was earned (either in connection with the change in control or at an earlier time) will vest in full.

No Change in Control Termination
If we terminate the employment of an NEO without cause or if such executive resigns for good reason, such executive will be entitled to receive the following payments and benefits, subject to his execution of an effective release of claims in our favor:

•
Base Salary. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for Messrs. Beckert, Mickelsen, Boston, Griese and Mr. Porter) of his then-current monthly base salary;

•
Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield) or 100% of the annual performance bonus earned in the year prior pro-rated based on the number of days of employment during the calendar year in which the separation date occurs (Mr. Porter);

•
COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for Messrs. Beckert, Mickelsen, Boston, Griese, and Porter) following such executive's termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA;

•
Accelerated Equity Vesting for Time-Based Equity Awards. Accelerated vesting of the portion of the executive’s unvested time-based equity awards that would have vested during the 18 months (for Mr. Goldfield), 12 months (for Mr. Boston and Mr. Porter) or 6 months (for Messrs. Beckert, Mickelsen and Griese) period following his termination date as if employment had continued through such date, or in the case of Mr. Porter, in addition to his termination date, the date his service to the Company is reasonably anticipated to decrease to 20% or less;

•
Accelerated Equity Vesting for 2015 Performance-Based Equity Award Held by Messrs. Goldfield and Porter. If executive's employment is terminated, other than in connection with a change in control of TriNet, any unvested equity awards held by him that would have vested within the next 18-month (for Mr. Goldfield) or 12-month (for Mr. Porter) period will vest in full. For his 2015 Performance-Based Equity Award, the final measurement date was in March 2018, at which point all awards that were earned would vest, meaning the executive would have been entitled to receive the full portion of the award earned based on actual performance in connection with a termination on December 31, 2017; and

•
Accelerated Equity Vesting for 2017 Performance-Based Equity Awards (except in the case of Messrs. Boston and Porter). If the termination occurs after the performance period and determination date, then the awards are eligible for accelerated vesting to the same extent as provided for any time-based equity awards. If the termination occurs before the determination date or the end of the performance period, then the applicable portion of the actual award remains outstanding and become vested on the determination date, subject to the satisfaction of the applicable performance criteria.

The amounts in the table below assumes that the NEO terminated employment from the Company as of December 31, 2017 and sets forth the estimated payments and benefits that each would have received under their employment agreements described above.

Name	Change in Control					No Change in Control
	Salary ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(2)	Total ($)	Salary ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(3)	Total ($)
Burton M. Goldfield	1,140,000	1,266,000	30,526	13,216,424	15,652,950	1,140,000	1,266,000	30,526	8,811,112	11,247,638
Richard Beckert	500,000	500,000	31,788	6,044,562	7,076,350	500,000	—	31,788	—	531,788
Brady Mickelsen	420,000	275,000	27,293	5,292,985	6,015,278	420,000	—	27,293	1,052,995	1,500,288
Barrett Boston	425,000	475,000	26,124	1,259,389	2,185,513	425,000	—	26,124	393,518	844,642
Edward Griese	368,000	210,000	27,033	3,371,436	3,976,469	368,000	—	27,033	593,225	988,258
William Porter	410,000	297,000	24,175	1,537,646	2,268,821	410,000	297,000	24,175	1,197,868	1,929,043

(1)
Amount only includes estimated monthly premium for continued health benefits under our existing group health insurance plans. Does not include monthly premiums for individual conversion life insurance or disability insurance policies.

(2)
Based on the fair market value of our common stock as of December 29, 2017, which was $44.34 per share. Includes the actual number of shares earned by our NEOs under our 2015 PSU awards for the final measurement period (January 1, 2015 to December 31, 2017). Includes the actual number of shares earned under our 2017 PSU awards by our NEOs during the 2017 measurement period with 100% accelerated vesting.

(3)
Based on the fair market value of our common stock as of December 29, 2017, which was $44.34 per share. Includes the actual number of shares earned by our NEOs under our 2015 PSU awards for the final measurement period (January 1, 2015 to December 31, 2017). Includes a portion of the actual number of shares earned under our 2017 PSU awards by our NEOs during the 2017 measurement period based on each NEO's individual vesting schedule for time-based equity awards, which resulted in only Mr. Goldfield receiving 50% of his 2017 PSU awards.

2017 Pay Ratio Disclosure
Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following information for 2017:

•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $82,378;

•	the annual total compensation of our Chief Executive officer was $5,548,634; and

•	the ratio of these two amounts was 67 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating annual total compensation allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Methodology for Identifying Our “Median Employee”
Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total domestic and foreign employee population. As reported in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Annual Report on Form 10-K filed with the SEC on February 27, 2018, we had an employee population of approximately 2,700 as of December 31, 2017.

We selected December 31, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee”.

Adjustments to our Employee Population

As permitted by applicable regulations, we excluded less than 0.1% of our employee population working outside of the United States, or two employees out of our approximately 2,700 total employees as of December 31, 2017, for the purpose of identifying our "median employee". As noted earlier, other than our two employees in Canada, we do not have any other employees located outside of the United States.

Determining our Median Employee

To identify our “median employee” from our total adjusted employee population, we compared the wages of our employees as reported to the Internal Revenue Service on Form W-2 Box 5 for 2017, which we believe to be a reasonable compensation measure. Box 5 reports the amount of wages subject to the Medicare tax, which includes any deferred compensation, 401(k) contributions or other fringe benefits that are excluded from the federal income tax. We identified our “median employee” by using the Form W-2 Box 5 compensation measure, which was consistently applied to all our employees included in the calculation.

We did not conduct statistical sampling to identify our “median employee” from our employee population, or use any special methodology including any material assumptions, adjustments or estimates.

Our Median Employee

Using the methodology described above, we determined that our “median employee” was a full-time, salaried employee located in the United States with Box 5 wages for the 12-month period ending December 31, 2017 of $73,784.

Determination of Annual Total Compensation of our “Median Employee” and our CEO
Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2017 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2017 (as set forth in the 2017 Summary Compensation Table of this Proxy Statement), adjusted to include the cost to the Company in 2017 of specified employee benefits that are provided on a non-discriminatory basis, including group health care coverage and any employee assistance benefits (i.e., tuition reimbursements).
Our CEO’s annual total compensation for 2017 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2017 Summary Compensation Table in this Proxy Statement, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our “median employee”. Because the group health care coverage was included, the CEO's annual total compensation for 2017 differs from the amount reported in the Summary Compensation Table.
Non-Employee Director Compensation
2017 Non-Employee Director Compensation Policy
Our non-employee director compensation policy, adopted by our Compensation Committee in 2015, and revised in July 2017, provides that each non-employee director will receive the following cash compensation for board services:
$50,000 per year for service as a Board member or $75,000 per year for service as the Chairman of the Board;
$30,000 per year for service as the chair of the Audit Committee or Compensation Committee and $15,000 per year for service as the chair of the Nominating and Corporate Governance Committee;
$15,000 per year for service as a non-chair member of the Audit Committee or Compensation Committee and $7,500 per year for service as a non-chair member of the Nominating and Corporate Governance Committee;
$1,500 for attendance at each Board meeting (whether in person or by telephone); and
$1,000 to committee members for attendance at each meeting of the Audit Committee or Compensation Committee (whether in person or by telephone) and $500 to committee members for attendance at each meeting of the Nominating and Corporate Governance Committee. If the Board meeting and the committee meeting are on the same day, only the Board meeting fee is paid.
In addition, on the date of our first Board meeting each calendar year, starting in the year ended December 31, 2016, each of our non-employee directors is granted an RSU award with a grant date fair value of $200,000 to be settled in shares of our common stock (or $300,000, in the case of the Chairman of the Board). These awards will vest in full on the first anniversary of the date of grant, subject to the non-employee director’s continuous service through such date.
In addition, each new non-employee director is granted an RSU award with a grant date value of $200,000 to be settled in shares of our common stock (or $300,000, in the case of a new non-employee director to serve as Chairman of the Board) upon his or her initial election or appointment to the Board, multiplied by a fraction, the numerator of which is the number of days that will elapse between the director’s date of initial election or appointment and the first anniversary of the date of grant of the most recent grant of the annual RSU awards to the non-employee directors and the denominator of which is 365. These awards will vest in full on the first anniversary of the date of the most recent grant of the annual RSU awards to the non-employee directors, subject to the non-employee director’s continuous service through such date.
We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Mr. Goldfield does not receive separate compensation for his service on the Board.

2017 Director Compensation Table
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael J. Angelakis(3)	68,745	202,219	270,964
Katherine August-deWilde	81,363	200,020	281,383
Martin Babinec	56,000	200,020	256,020
H. Raymond Bingham	124,000	300,003	424,003
Paul Chamberlain	79,000	200,020	279,020
Kenneth Goldman	93,000	200,020	293,020
David C. Hodgson	64,583	200,020	264,603
John H. Kispert(4)	27,308	200,020	227,328
Wayne B. Lowell	86,725	200,020	286,745

(1)
The amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of the equity awards granted to our non-employee directors during 2017, as computed in accordance with FASB ASC 718. The assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. As required by SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
As of December 31, 2017, each non-employee director held outstanding stock options and unvested stock awards for the specified number of shares of our common stock: Mr. Angelakis: 7,588 unvested stock awards; Ms. August-deWilde: 7,588 unvested stock awards; Mr. Babinec: 7,588 unvested stock awards; Mr. Bingham: 30,000 outstanding stock options and 11,381 unvested stock awards; Mr. Chamberlain: 7,588 unvested stock awards; Mr. Goldman: 40,000 outstanding stock options and 7,588 unvested stock awards; Mr. Hodgson: 60,000 outstanding stock options and 7,588 unvested stock awards; and Mr. Lowell: 20,000 outstanding stock options and 7,588 unvested stock awards.

(3)	Mr. Angelakis joined the Board effective February 1, 2017.

(4)	Mr. Kispert did not stand for re-election to the Board in May 2017.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017.
Equity Compensation Plan Information

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options and Stock Awards(1)	Weighted- average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders	3,993,853	$12.27	11,098,504
Equity compensation plans not approved by stockholders	—	—	—
Total	3,993,583	$12.27	11,098,504

(1)
Includes shares of common stock issuable pursuant to awards outstanding under our 2009 Equity Incentive Plan (the “2009 Plan”). Consists of (a) options to purchase 1,290,518 shares of common stock under the 2009 Plan, (b) 2,249,661 shares of common stock subject to RSU awards under the 2009 Plan, and (c) 453,674 shares of common stock subject to PSU awards under the 2009 Plan.

(2)
Includes shares of common stock reserved for future issuance under the 2009 Plan and our 2014 Employee Stock Purchase Plan (the “2014 ESPP”). The number of shares reserved for issuance under the 2009 Plan will automatically increase on January 1st each year and continuing through January 1, 2019, by the lesser of 4.5% of the total number of shares of the Company’s capital stock outstanding on December 31st of the immediately preceding calendar year, or a number of shares determined by the Board. The number of shares reserved for issuance under the 2014 ESPP will automatically increase on January 1st each year, starting on January 1, 2015 and continuing through January 1, 2024, by the lesser of (a) 1% of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, (b) 1,800,000 shares of common stock or (c) a number determined by the Board.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Transactions with Related Persons
We have adopted a policy under which any transaction in which the amount involved exceeds $120,000 with any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, members of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities, must be presented to our Audit Committee for review, consideration and approval or ratification. In approving, ratifying or rejecting any such proposal, our Audit Committee is allowed to consider all available facts and circumstances about the transaction deemed relevant, including, but not limited to, the risks, costs and benefits to the Company, the terms of the transaction and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Certain Transactions with Related Persons
This section describes transactions since January 1, 2017 to which we were a party or will be a party, other than compensation arrangements for our directors and executive officers, in which:

•	the amounts involved exceeded or are expected to exceed $120,000; and

•
the transaction involved any of our directors, executive officers or holders of more than 5% of our common stock, any member of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities, had or will have a direct or indirect material interest.

All of the transactions described below were presented to the Audit Committee for review and consideration and were approved or ratified by the Audit Committee in accordance with our policy described above. We believe the terms of the transactions described below are on terms comparable to those we could have obtained in arm’s length dealings with unrelated third parties.

•
Based on information in a Schedule 13G filed on February 9, 2018, ArrowMark Colorado Holdings LLC and/or its affiliates (“ArrowMark”) is an owner of more than 5% of the Company’s common stock, which makes ArrowMark a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. In 2009, ArrowMark became a customer of the Company. In 2017, ArrowMark paid the Company $1,083,161 as a customer of the Company.

•
Based on information in a Schedule 13G filed on February 13, 2017, AGI-T, L.P., an entity affiliated with Atairos Group, Inc., and/or its affiliates (“Atairos”) is an owner of more than 5% of the Company’s common stock, and one of our directors, Mr. Angelakis, holds an executive position with Atairos, which makes Atairos a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. In 2017, Atairos became a customer of the Company.  In 2017, Atairos paid the Company $380,259 as a customer of the Company.

•
Based on information in a Schedule 13G filed on February 14, 2018, Cantillon Capital Management LLC and/or its affiliates (“Cantillon”) is an owner of more than 5% of the Company’s common stock, which makes Cantillon a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. In 2017, Cantillon became a customer of the Company.  In 2017, Cantillon paid the Company $492,725 as a customer of the Company.

•
One of our directors, Mr. Bingham, is a partner of Canyon Bridge Capital Partners (“Canyon Bridge”), which made Canyon Bridge a “Related Person” of the Company under the Company’s Related Person Transaction Policy. In 2017, Canyon Bridge became a customer of the Company.  In 2017, Canyon Bridge paid the Company $309,998 as a customer of the Company.

•
One of our directors, Mr. Hodgson, holds an executive position with General Atlantic (“GA”), which made GA a “Related Person” of the Company under the Company’s Related Person Transaction Policy. In 2010, GA became a customer of the Company.  In 2017, GA paid the Company $4,915,944 as a customer of the Company.

•
One of our directors, Mr. Goldman, serves as a consultant with the title of President with Hillspire LLC (“Hillspire”), which made Hillspire a “Related Person” of the Company under the Company’s Related Person Transaction Policy. In 2007, Hillspire became a customer of the Company.  In 2017, Hillspire paid the Company $1,144,365 as a customer of the Company.

We have also entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other 2018 Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other 2018 Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to TriNet Group, Inc., Attention: Brady Mickelsen, Corporate Secretary, One Park Place, Suite 600, Dublin, California 94568 or you may reach us by telephone at 510-875-7201. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2018 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Brady Mickelsen
Secretary
April 12, 2018
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017 (including the financial statements and financial statements schedule) is available without charge upon written request to: Brady Mickelsen, Corporate Secretary, TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568.

TriNet

TRINET GROUP, INC.
ONE PARK PLACE, SUITE 600
DUBLIN, CA 94568

SCAN TO
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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E44722-P02958 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TRINET GROUP, INC.

The Board of Directors recommends you vote FOR the following three nominees to hold office until the 2021 Annual Meeting of Stockholders:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Katherine August-deWilde
02) H. Raymond Bingham
03) Kenneth Goldman

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E44723-P02958

TRINET GROUP, INC.
Annual Meeting of Stockholders
May 22, 2018 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Burton M. Goldfield and Brady Mickelsen, and each of them individually, as proxies, each with the power to appoint themselves substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRINET GROUP, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM local time on May 22, 2018, at the offices of TriNet Group, Inc. located at One Park Place, Suite 600, Dublin, CA 94568 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and for such other matters as may properly come before the meeting as said proxies deem advisable. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement to which this proxy relates.

Continued and to be signed on reverse side